EXHIBIT 99.1

For purposes of this Exhibit 99.1, unless the context otherwise requires: (i) “Crown” refers to (x) Crown Cork and Seal Company, Inc. and its subsidiaries on a consolidated basis when referring to periods prior to completion of the refinancing plan and (y) Crown Holdings, Inc. and its subsidiaries on a consolidated basis when referring to periods at or subsequent to the completion of the refinancing plan; (ii) “Crown Holdings” refers to Crown Holdings, Inc. and not its subsidiaries; (iii) “Crown European Holdings” refers to Crown European Holdings SA and not its subsidiaries; (iv) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; (v) “pro forma” means adjusted as described in “Unaudited Pro Forma Consolidated Condensed Financial Information”; and (vi) the description of Crown’s business and related matters gives effect to the sale by Crown of approximately 89.5% of the common stock of one of Crown’s former subsidiaries, Constar International Inc. (“Constar”), in an initial public offering, which was completed in the fourth quarter of 2002.

FORWARD-LOOKING STATEMENTS

Statements included in this filing, which are not historical facts (including any statements concerning plans and objectives of management for future operations or financial performance, or assumptions related thereto), are “forward-looking statements,” within the meaning of the federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	Crown’s refinancing plan described in this filing, and Crown’s ability to implement it on the terms described herein;

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s and its subsidiaries’ indebtedness;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and pension liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and therefore involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or the financial condition of Crown and its subsidiaries to differ include, but are not necessarily limited to, the factors indicated in this filing under the caption “Risk Factors” and to the following additional factors:

•	their ability to repay, refinance or restructure their remaining short and long-term indebtedness on adequate terms and to comply with the terms of their agreements relating to debt;

•	loss of customers, including the loss of any significant customer;

•	their ability to obtain and maintain adequate pricing for their products, including the impact on their revenue, margins and market share and the ongoing impact of their recent price increases;

•	the impact of their initiative to generate additional cash, including the reduction of working capital levels and capital spending;

•	their ability to realize cost savings from their restructuring programs;

•	changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, plastic resin, inks and coatings) and their ability to pass raw material price increases through to their customers or to otherwise manage these commodity pricing risks;

•	the financial condition of their vendors and customers;

•	their ability to generate significant cash to meet their obligations and invest in their business and to maintain appropriate debt levels;

•	their ability to maintain adequate sources of capital and liquidity;

•	their ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for their products in a cost-effective manner;

•	changes in consumer preferences for different packaging products;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	their ability to generate sufficient production capacity;

•	the collectibility of receivables;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	weather conditions including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates and tax rates;

•	war or acts of terrorism that may disrupt their production or the supply or pricing of raw materials, impact the financial condition of their customers or adversely affect their ability to refinance or restructure their remaining indebtedness;

•	energy and natural resource costs;

•	the costs and other effects of legal and administrative cases and proceedings, settlements and investigations;

•	the outcome of asbestos-related litigation (including the level of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase asbestos-related costs over time), the adequacy of reserves established for asbestos-related liabilities and the impact of the recent Pennsylvania corporate legislation (and litigation challenging that legislation) and any future legislation dealing with asbestos liabilities;

•	the outcome of Crown’s 2002 audit, including the prospect of a going concern qualification in the audit opinion and its consequences if the refinancing plan is not completed;

•	that the refinancing plan is subject to a number of conditions and approvals and the final terms may vary substantially as a result of market and other conditions;

•	labor relations and workforce and social costs, including pension obligations and other employee or retiree costs;

•	investment performance of their pension plans;

•	costs and difficulties related to the integration of acquired businesses; and

•	the impact of any potential dispositions or other strategic realignments.

Crown does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Cork & Seal Company, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods with 191 plants throughout 44 countries and over 28,000 employees. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and a wide variety of metal and plastic caps, closures and dispensing systems. Crown believes that, based on the number of units sold, it is the largest global supplier of food and aerosol cans and metal vacuum closures and the third largest global supplier of beverage cans. In addition, Crown believes that it is one of the largest producers of plastic closures in the world and the largest rigid packaging company in Europe and Asia, excluding Japan. Crown’s leadership position in these markets with premier global consumer products companies results from its commitment to be the technology leader within the industry and to provide its longstanding customers with value-added product offerings. Crown also believes that its global operations help mitigate the adverse effects of periodic, market-specific dislocations in specific countries or regions. For the fiscal year ended December 31, 2002, Crown had pro forma net sales of approximately $6.1 billion and pro forma adjusted EBITDA (as defined in “—Summary Historical and Pro Forma Consolidated Financial Data”) of approximately $762 million. Approximately 45% of such pro forma net sales were derived from the Americas segment, 50% from the Europe segment and 5% from the Asia-Pacific segment.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence:

		North America	Latin America	Europe	Middle East/Africa	Asia-Pacific
Metal
	Food cans	«	«	«	«	«
	Beverage cans	«	«	«	«	«
	Aerosol cans	«	«	«		«
	Specialty cans	«		«		«
	Closures	«		«
	Bottle caps	«	«	«	«	«
Plastic
	Specialty closures	«	«	«		«
	Beverage closures	«	«	«	«	«
	Health and beauty care	«	«	«
Other
	Can-making equipment			«

Business and Financial Improvement Plan

Crown has implemented an extensive plan designed to improve operating performance and financial condition, redeploy capital to core product areas and improve its technological leadership and manufacturing efficiencies. Beginning in 1999, Crown experienced declining revenue and EBITDA and increasing debt balances. This deterioration in performance was attributable to a variety of factors, including reduced product prices and currency exchange adjustments. As a consequence of senior management retirements and in response to these developments, Crown has appointed a new chief executive officer, adopted a new business strategy and completed the following actions:

•	Successfully instituted price increases across several product lines worldwide;

•	Successfully implemented a working capital reduction program;

•	Reduced outstanding unsecured notes by $315 million by exchanging such notes for shares of common stock;

•	Divested non-core assets, including 89.5% of the equity interests of Constar, for proceeds of $661 million, net of underwriting discounts and other expenses;

•	Increased its focus on return on capital employed, reducing capital expenditures and improving operating efficiency;

•	Since 2000, closed 12 plants, downsized three others and reduced headcount; and

•	Suspended payment of dividends on common stock.

As a result of the foregoing activities, Crown reduced its total debt levels from December 2001 to December 2002 by approximately 24%, or $1.3 billion, highlighting the success of its debt reduction efforts. The refinancing plan described in this filing is expected to further improve Crown’s financial flexibility through debt maturity extension and increased liquidity.

Over the past year, Crown has increased pro forma adjusted EBITDA for the fiscal year ended December 31, 2002 by $66 million, or 9.5%, from the fiscal year ended December 31, 2001 and improved pro forma adjusted EBITDA margin (adjusted EBITDA, as defined in “—Summary Historical and Pro Forma Consolidated Financial Data,” divided by pro forma net sales) to 12.5% from 11.1% in 2001.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of beverage, food and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 191 plants located throughout the world. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Gillette, Mars, Nestlé, Pepsi-Cola, Procter and Gamble, S.C. Johnson, Scottish Courage and Unilever. These consumer products companies represent stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products, which are relatively resistant to cyclicality. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues. The number and type of products that Crown sells continues to increase due to increasing customer specialization and technological advances made by Crown.

•	Improving business and industry fundamentals. Crown’s ability to initiate fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, has improved its business outlook.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials. Recent product innovations include: the “SuperEnd™” for beverage cans, which requires less metal than existing ends without any reduction in strength; high value-added shaped beverage and aerosol cans, including, for example, Heineken’s keg can; and patented composite (metal and plastic) closures which provide optimal barrier performance, offer improved tamper resistance and require less strength to open than standard closures.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit, increasing free cash flow, reducing debt levels and enhancing financial flexibility.

Business Strategy

Crown’s principal strategic goals are to continue to improve its business operations and reduce debt in order to regain investment grade ratings on its debt securities, increase its financial flexibility and position itself for further growth. To achieve these goals, Crown has several key business strategies:

•	Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions, as well as its important and growing plastic closures businesses, by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated strong growth in the consumption of consumer goods in these regions.

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs and enhance efficiencies through investments in equipment and technology and through improvements in productivity and material usage.

•	Maximize cash flow generation in order to reduce debt. Crown has implemented changes in its management of working capital, reduced capital expenditures by focusing on projects that provide an adequate return and established performance-based incentives to increase its free cash flow and operating income and reduce debt.

•	Leverage its technological leadership to serve the changing needs of the world’s leading consumer product companies. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing the improvement of the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers. Crown intends to selectively license its proprietary technologies and has recently licensed SuperEnd™ and can shaping technology to Amcor Limited in Australia and New Zealand, and SuperEnd™ to Nampak Ltd. in South Africa.

Refinancing Plan

Refinancing Transactions.    Crown European Holdings is offering the notes as part of a plan to refinance Crown’s existing credit facility and to retire a portion of Crown’s outstanding unsecured notes. The purpose of the refinancing plan is to extend the average maturity of Crown’s indebtedness and increase liquidity and financial flexibility.

Crown’s existing credit facility is a $2.3 billion revolving credit facility maturing in December 2003 (of which $1.7 billion was outstanding as of December 31, 2002). As of December 31, 2002, Crown and its subsidiaries also had outstanding approximately $2.2 billion of unsecured notes with maturities ranging from April 1, 2003 to December 15, 2096, of which approximately $1.2 billion is scheduled to mature prior to 2006.

Crown presently anticipates that it will refinance or otherwise retire approximately $2.7 billion of its outstanding indebtedness in connection with its refinancing plan, including all outstanding indebtedness under its existing credit facility and approximately $994 million of outstanding unsecured notes scheduled to mature in or prior to 2006.

Crown currently expects that the sources of funds for its refinancing plan will include:

•	the proceeds from the offering of the notes;

•	borrowings under Crown’s proposed new approximately $1.05 billion credit facilities, which facilities Crown currently expects will include a $550 million revolving credit facility, of which $275 million will be made available to Crown European Holdings and $275 million will be made available to Crown Cork & Seal Americas, Inc., and a $504 million term loan facility, of which €50 million ($54 million U.S. dollar equivalent) will be borrowed by Crown European Holdings upon the closing of the offering of the notes and $450 million will be borrowed by Crown Cork & Seal Americas, Inc. upon the closing of the offering; and

•	approximately $43 million from debt reduction resulting from the issuance in January 2003 by Crown of its common stock in exchange for its outstanding unsecured notes.

The final amounts and sources of funds, expected use of proceeds and the final terms of Crown’s refinancing plan, including the new credit facilities, may change, which could increase Crown’s interest expense and costs. Crown may elect to change the amount of borrowings or availability under the new credit facilities or may substitute other sources of proceeds including, without limitation, additional debt-for-equity exchanges. The receipt of at least $3.125 billion in gross proceeds (including in such amount unfunded revolving commitments and the face amount of any debt-for-equity exchanges) in connection with the refinancing plan since December 31, 2002, and the closing of Crown’s new credit facilities, are conditions precedent to closing the offering.

Crown does not have the right to redeem certain of its outstanding unsecured notes prior to stated maturity and must instead repurchase or retire such outstanding unsecured notes through privately negotiated purchases, public tender offers or other means. Crown has commenced concurrent tender offers for any and all of its outstanding 6.75% Notes due April 2003, 6.75% Notes due December 2003, 8 3/8% Notes due January 2005 and 7.54% Notes due May 2005. After repayment of Crown’s existing credit facility and payment of fees and expenses associated with the refinancing plan, the funds not immediately applied to repurchase or retire Crown’s outstanding unsecured notes will be placed in one or more collateral accounts to secure the notes and the new credit facilities until so utilized.

New Organizational Structure.    Immediately prior to the completion of the refinancing plan, Crown will complete a corporate reorganization which will include the formation of Crown Holdings, Inc. as a new public holding company of Crown. The following chart shows a summary of the anticipated organizational structure, as well as the applicable obligor under the proposed refinancing plan indebtedness and outstanding unsecured notes at the time of the completion of the refinancing plan. See “Capitalization” and “Unaudited Pro Forma Consolidated Condensed Financial Information.”

Recent Developments

On January 29, 2003, Crown publicly announced its unaudited financial results for the fiscal year ended December 31, 2002. The table below summarizes its results of operations and balance sheet data for and as of the twelve months ended December 31, 2002 and its unaudited pro forma results of operations, other financial data and balance sheet data for and as of the twelve months ended December 31, 2002.

	Historical	Pro Forma
	Twelve Months Ended December 31, 2002	Twelve Months Ended December 31, 2002
	(dollars in millions)
Summary of Operations Data:
Net sales	$6,792	$6,118
Cost of products sold (excluding depreciation and amortization)	5,592	5,038
Depreciation	371	322
Amortization	4	4
Selling and administrative expense	317	295
Pension expense	27	23
Provision for asbestos	30	30
Provision for restructuring	19	19
Provision for asset impairments and loss / (gain) on sale of assets	247	4
Loss / (gain) on early extinguishment of debt	(28)	—
Interest expense	342	391
Interest income	(11)	(7)
Translation and foreign exchange adjustments	27	26

Income / (loss) before income taxes, minority interests and cumulative effect of a change in accounting	(145)	(27)
Provision / (benefit) for income taxes	30	(42)
Minority interests, net of equity earnings	(16)	(15)

Net income / (loss) before cumulative effect of a change in accounting	$(191)	$0

Other Financial Data:
Adjusted EBITDA (1)		$762
Ratio of adjusted EBITDA to net interest expense		2.0	x
Ratio of first priority secured debt to adjusted EBITDA (2)		0.7	x
Ratio of first and second priority secured debt to adjusted EBITDA (2)(3)		2.5	x
Ratio of secured debt to adjusted EBITDA (4)		3.5	x
Ratio of total debt to adjusted EBITDA		5.3	x
Ratio of earnings to fixed charges (5)	—	—

Balance Sheet Data (at end of period):
Cash and cash equivalents		$250
First priority secured debt (2)		547
Second priority secured debt (3)		1,390
Secured debt (4)		2,662
Total debt		4,003
Shareholders’ deficit		(64)

For a discussion of the foregoing unaudited results, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

(1)	EBITDA is a non-GAAP measurement that consists of income/(loss) before minority interest, income taxes, gain on early extinguishment of debt and cumulative effect of a change in accounting plus the sum of interest expense (net of interest income) and depreciation and amortization.

Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of provision for asbestos liabilities, provision for restructuring, provision for asset impairments and loss/(gain) on sale of assets and translation and exchange adjustments. The reconciliation from pro forma EBITDA to pro forma Adjusted EBITDA for the twelve months ended December 31, 2002 is as follows (dollars in millions):

EBITDA	$683
Add/(deduct)
Provision for asbestos liabilities*	30
Provision for restructuring	19
Provision for asset impairments and loss/(gain) on sale of assets	4
Translation and exchange adjustments	26

Adjusted EBITDA	$762

*	Crown made asbestos-related payments of $114 million during 2002.

EBITDA and Adjusted EBITDA are provided for informational purposes only and should not be viewed as indicative of Crown’s actual or future results. EBITDA and Adjusted EBITDA information has been included in this filing because Crown believes that certain investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness. EBITDA and Adjusted EBITDA do not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Furthermore, EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. For purposes of the covenants in the indentures governing the notes, EBITDA is defined differently.

(2)	First priority secured debt represents estimated initial term loan borrowings under the new credit facilities of $504 (including €50 million at a U.S. dollar equivalent of $54 million) million assuming the offering had been consummated on December 31, 2002 and other secured debt of $43 million.
(3)	Second priority secured debt represents $1.39 billion aggregate principal amount (including the dollar equivalent thereof on the date hereof in the case of the euro second priority notes) of second priority notes issued in the offering.
(4)	Secured debt represents the aggregate of the amounts described in notes (2) and (3) above plus $725 million aggregate principal amount of third priority notes issued in the offering.
(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period and preferred stock dividend requirements of consolidated subsidiaries), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, preferred stock dividend requirements, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the indentures governing the notes, the ratio of earnings to fixed charges is defined differently. Earnings did not cover fixed charges by $140 million for the year ended December 31, 2002 and by $22 million for the pro forma year ended December 31, 2002. If the interest rates on the new debt were applied to the historical debt, and no other pro forma adjustments were made, earnings would not cover fixed charges by $209 million for the year ended December 31, 2002.

Summary Historical and Pro Forma Consolidated Condensed Financial Data

The following table sets forth summary historical and pro forma consolidated condensed financial data for Crown. The summary of operations and other data for each of the years in the three-year period ended December 31, 2001 and the balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from Crown’s audited consolidated financial statements. The summary of operations and other data for the nine-month periods ended September 30, 2001 and 2002 and the balance sheet data as of September 30, 2001 and 2002 have been derived from Crown’s unaudited consolidated financial statements. The pro forma data gives effect to the disposition transactions and the refinancing plan assumptions described under the caption “Unaudited Pro Forma Consolidated Condensed Financial Information.” You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Consolidated Condensed Financial Information” and Crown’s consolidated financial statements, the related notes and the other financial information.

	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2001	Nine Months Ended September 30, 2002
	1999	2000	2001	2001	2002
	(dollars in millions)
Summary of Operations Data:
Net sales (1)	$7,998	$7,289	$7,187	$5,521	$5,248	$6,283	$4,653
Cost of products sold (excluding depreciation and amortization) (1)(2)	6,326	5,982	6,063	4,605	4,306	5,305	3,815
Depreciation and amortization	522	495	499	375	285	423	242
Selling and administrative expense	348	314	310	235	233	282	214
Provision for asbestos	163	255	51	—	—	51	—
Provision for restructuring	(7)	52	48	1	3	46	3
Provision for asset impairments and loss/(gain) on sale of assets	(18)	27	213	3	27	9	(3)
Loss/(gain) on early extinguishment of debt	—	—	—	—	(28)	—	—
Interest expense, net of interest income	342	373	437	337	256	414	283
Translation and exchange adjustments	13	8	10	9	24	9	23

Income/(loss) before minority interests, income taxes and cumulative effect of a change in accounting (3)	309	(217)	(444)	(44)	142	(256)	76
Provision for income taxes	105	(58)	528	10	49	473	3
Minority interests, net of equity earnings	(23)	(15)	(4)	(4)	(12)	(5)	(10)

Net income/(loss) before cumulative effect of a change in accounting (3)(4)	$181	$(174)	$(976)	$(58)	$81	$(734)	$63

Other Financial Data:
Cash flows provided by (used in)
Operating activities	$827	$270	$310	$(97)	$219
Investing activities	(197)	(248)	(163)	(131)	126
Financing activities	(617)	127	(63)	189	(567)
EBITDA (5)	1,173	651	492	668	655	$581	$601
Adjusted EBITDA (6)	1,324	993	814	681	709	696	624
Capital expenditures (7)	280	262	168	126	81	141	72
Ratio of earnings to fixed charges (8)(9)	1.7x	—	—	—	1.5x	—	1.3x
Ratio of total debt to adjusted EBITDA (10)	3.9x	5.4x	6.5x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$267	$382	$456	$346	$246		$243
Working capital	(573)	652	(84)	259	362		473
Total assets	11,545	11,159	9,620	10,919	8,337		7,671
Total debt	5,104	5,349	5,320	5,621	4,584		4,186
Shareholders’ equity	2,891	2,109	804	1,977	243		81

(1)	In the fourth quarter of 2000, Crown adopted EITF 00-10, “Accounting for Shipping and Handling Fees and Costs.” As a result, net sales and cost of products sold have been increased by $266 million in 1999. For additional information, see note B to Crown’s consolidated financial statements as of December 31, 2000 and 2001 and each of the three years in the period ended December 31, 2001.

(2)	Includes pension income of $66 million, $86 million and $46 million for the years ended December 31, 1999, 2000 and 2001, respectively, and $35 million for the nine months ended September 30, 2001, and pension expense of $24 million for the nine months ended September 30, 2002. Includes pro forma pension income of $47 million (calculated using historical pension income of $46 million less $1 million of pension expense relating to Constar, 89.5% of which was sold in November 2002) for the year ended December 31, 2001 and pro forma pension expense of $21 million (calculated using historical pension expense of $24 million less $3 million of pension expense relating to Constar, 89.5% of which was sold in November 2002) for the nine months ended September 30, 2002.
(3)	Excludes a credit of $4 million in the first quarter of 2001 for the cumulative effect of a change in accounting for the adoption of SFAS 133, “Accounting for Derivatives and Hedging Instruments.” Also excludes a charge of $1,014 million in the first quarter of 2002 for the cumulative effect of a change in accounting for the adoption of SFAS 142, “Goodwill and Other Intangible Assets.”
(4)	Amounts for 1999, 2000 and 2001 included after-tax adjustments for restructuring charges of ($5) million in 1999, $37 million in 2000 and $46 million in 2001, respectively. Net income/(loss) also included (i) a tax charge of $452 million in 2001, (ii) after-tax adjustments for asset impairments of $19 million in 2000 and $210 million in 2001, (iii) after-tax charges for asbestos of $106 million in 1999, $166 million in 2000 and $51 million in 2001, (iv) an after-tax charge for a bad debt provision of $36 million in 2000 and (v) after-tax adjustments for asset sales of $10 million in 1999, ($1) million in 2000 and $2 million in 2001. Amounts for the nine months ended September 30, 2001 and 2002 included after-tax adjustments for restructuring charges of $1 million and $3 million, respectively.
(5)	EBITDA consists of income/(loss) before minority interests, income taxes, gain on early extinguishment of debt and cumulative effect of a change in accounting plus the sum of interest expense (net of interest income) and depreciation and amortization.
(6)	Adjusted EBITDA consists of EBITDA plus the sum of provision for asbestos liabilities, provision for restructuring, provision for asset impairments and loss/(gain) on sale of assets and translation and exchange adjustments. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2001	Nine Months Ended September 30, 2002
	1999	2000	2001	2001	2002
	(dollars in millions)
EBITDA	$1,173	$651	$492	$668	$655	$581	$601
Add/(deduct):
Provision for asbestos liabilities*	163	255	51	—	—	51	—
Provision for restructuring	(7)	52	48	1	3	46	3
Provision for asset impairments and loss/(gain) on sale of assets	(18)	27	213	3	27	9	(3)
Translation and exchange adjustments	13	8	10	9	24	9	23

Adjusted EBITDA	$1,324	$993	$814	$681	$709	$696	$624

*	Crown made asbestos-related payments of $50 million (net of insurance recoveries of $35 million), $94 million and $118 million during 1999, 2000 and 2001, respectively, and $88 million and $79 million during the nine months ended September 30, 2001 and 2002, respectively.

EBITDA and Adjusted EBITDA are provided for informational purposes only and should not be viewed as indicative of Crown’s actual or future results. EBITDA and Adjusted EBITDA information has been included in this filing because Crown believes that certain investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness. EBITDA and Adjusted EBITDA do not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Furthermore, EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. For purposes of the covenants in the indentures governing the notes, EBITDA is defined differently.

(7)	Pro forma capital expenditures for the year ended December 31, 2001 is defined as historical capital expenditures for the year ended December 31, 2001 of $168 million less capital expenditures of $27 million during 2001 related to divested businesses. Pro forma capital expenditures for the nine months ended September 30, 2002 is defined as historical capital expenditures for the nine months ended September 30, 2002 of $81 million less capital expenditures of $9 million during the nine months ended September 30, 2002 related to divested businesses.
(8)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period and preferred stock dividend requirements of consolidated subsidiaries), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, preferred stock dividend requirements, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the indentures governing the notes, the ratio of earnings to fixed charges is defined differently.
(9)	Earnings did not cover fixed charges by $218 million and $442 million for the years ended December 31, 2000 and 2001, respectively. Earnings did not cover fixed charges by $42 million for the nine months ended September 30, 2001 and by $254 million for the pro forma year ended December 31, 2001.

Provisions for asbestos, restructuring, and asset sales and impairments and certain foreign exchange adjustments have impacted the ratio of earnings to fixed charges in the three years ended in 1999, 2000 and 2001. Earnings as defined in (8) above would have been increased (reduced) by the exclusion of the following items: (i) a charge for asbestos of $163 million, a restructuring credit of ($7)

million, and a credit for asset sales and impairments of ($18) million in 1999, (ii) provisions for asbestos of $255 million, restructuring of $52 million, asset sales and impairments of $27 million and a bad debt of $55 million in 2000 and (iii) provisions for asbestos of $51 million, restructuring of $48 million and asset sales and impairments of $213 million in 2001. Excluding these items, the ratio of earnings to fixed charges would have been 2.0x in 1999 and 1.4x in 2000 and earnings would not have covered fixed charges by $130 million in 2001.

Earnings as defined in (8) above for the nine months ended September 30, 2001 and 2002 would have been increased by (i) a restructuring charge of $1 million and a loss on asset sales and impairments of $3 million in 2001 and (ii) a restructuring charge of $3 million, a loss on asset sales and impairments of $27 million and a gain of $28 million on the early extinguishment of debt in 2002. Excluding these items, earnings would not have covered fixed charges by $38 million in the first nine months of 2001, and the ratio of earnings to fixed charges would have been 1.6x in the first nine months of 2002.

Earnings as defined in (8) above for the pro forma year ended December 31, 2001 (historical earnings of $27 million adjusted for the impact of divestitures of $161 million) would have been increased by charges for asbestos of $51 million, restructuring of $46 million and asset sales and impairments of $9 million. Excluding these items earnings did not cover fixed charges by $148 million. Earnings as defined for the pro forma nine months ended September 30, 2002 (historical earnings of $421 million adjusted for the impact of divestitures of ($14) million and the gain on the early extinguishment of debt of $28 million) would have been increased by a charge of $3 million for restructuring and a gain on asset sales and impairments of ($3) million. Excluding these items, the pro forma ratio of earnings to fixed charges would have been 1.3x in the nine months ended September 30, 2002.

If the interest rates on the new debt were applied to the historical debt, and no other pro forma adjustments were made, earnings would not cover fixed charges by $481 million for the year ended December 31, 2001. If the interest rates on the new debt were applied to the historical debt, and no other pro forma adjustments were made, the pro forma ratio for the nine months ended September 30, 2002 would be 1.4x.

(10)	The ratio of total debt to adjusted EBITDA has been presented for annual periods only.

RISK FACTORS

Risks Related to Crown’s Business

The substantial indebtedness of Crown could adversely affect its financial condition and prevent it from fulfilling its obligations under its indebtedness.

Crown is highly leveraged and will continue to be highly leveraged following the completion of the refinancing plan. As of December 31, 2002, on a pro forma basis, Crown expects that it would have had approximately $4.0 billion of total indebtedness, including €189 million ($198 million U.S. dollar equivalent) of notes due in December 2004 and $294 million of notes due in December 2006, and a shareholders’ deficit of $64 million. Crown’s proposed $550 million revolving credit facility will mature in September 2006. The maturity of Crown’s proposed $504 million term loan facility will be shortened from September 2008 to September 2006 in the event that Crown’s unsecured public debt that matures in 2006 is not repaid or funds are not set aside in a designated account to repay at maturity such debt by September 15, 2006. As a result of Crown’s substantial indebtedness, a significant portion of Crown’s cash flow will be required to pay interest and principal on its outstanding indebtedness, and Crown cannot assure you that it will generate sufficient cash flow from operations, or that sufficient future borrowings will be available under its new credit facilities, to enable it to pay its indebtedness, or to fund other liquidity needs. In addition, upon completion of Crown’s refinancing plan, annual interest expense is expected to increase on a pro forma basis and Crown’s ratio of earnings to fixed charges is expected to decline. Earnings did not cover fixed charges by $140 million for the year ended December 31, 2002 and by $22 million on a pro forma basis for the year ended December 31, 2002.

The substantial indebtedness of Crown could have important consequences to you. For example, it could:

•	make it more difficult for Crown and its subsidiaries to satisfy their obligations with respect to the indebtedness, such as Crown European Holdings’ obligation to purchase indebtedness tendered as a result of a change in control of Crown;

•	increase Crown’s vulnerability to general adverse economic and industry conditions, including rising interest rates;

•	require Crown to dedicate a substantial portion of its cash flow from operations to service its indebtedness, thereby reducing the availability of its cash flow to fund future working capital, capital expenditures and other general corporate requirements;

•	require Crown to sell assets used in its business;

•	limit Crown’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	place Crown at a competitive disadvantage compared to its competitors that have less debt.

Crown presently anticipates that it will refinance or otherwise retire approximately $2.7 billion of its outstanding indebtedness in connection with its refinancing plan, including all outstanding indebtedness under its existing credit facility and approximately $994 million of outstanding unsecured notes scheduled to mature in or prior to 2006. Crown does not have the right to redeem certain of its outstanding unsecured notes prior to stated maturity and must instead repurchase or retire such outstanding unsecured notes through privately negotiated purchases, public tender offers or other means. The final terms or results of any such purchase or offer could vary substantially from those assumed in this filing, which could increase Crown’s interest expense and the other costs associated with the refinancing plan. In addition, the final terms of the refinancing plan, including the new credit facilities, could vary substantially from those assumed in this filing, which could increase Crown’s fees, interest expense or other costs associated with the refinancing plan. See “Unaudited Pro Forma Consolidated Condensed Financial Information.”

If its financial condition, operating results and liquidity deteriorate, Crown’s relations with its creditors, including its suppliers, may also be adversely affected. Crown’s creditors could restrict its ability to obtain future financing and its suppliers could require prepayment or cash on delivery rather than extend credit to it. If Crown’s creditors restrict advances, Crown’s ability to generate cash flows from operations sufficient to service its short and long-term debt obligations will be further diminished.

Pending and future asbestos litigation and payments to settle asbestos-related claims could adversely affect Crown Cork’s cash flow and financial condition.

Crown Cork is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963. The subsidiary sold the assets of the business that manufactured the insulation products in 1964 and the subsidiary was later merged into Crown Cork.

Crown Cork recorded pre-tax charges of $163 million, $255 million, $51 million and $30 million to increase its accrual for asbestos-related liabilities in 1999, 2000, 2001 and 2002, respectively. As of December 31, 2002, Crown Cork’s accrual for pending and future asbestos-related claims was $263 million and Crown Cork estimates that its range of potential liability for pending and future asbestos claims that are probable and estimatable is between $263 million and $502 million. Crown Cork’s accrual includes estimates for probable costs for claims through the year 2012. The upper end of Crown Cork’s estimated range of possible asbestos claims of $502 million includes claims beyond that date. The December 31, 2002 accrual balance includes $50 million for committed settlements that will be paid over time and approximately $138 million for unasserted claims. Crown Cork made cash payments of $94 million, $118 million and $114 million in 2000, 2001 and 2002, respectively, for asbestos-related claims and it expects to make asbestos-related cash payments of approximately $70 million in 2003, of which approximately $41 million will be for committed settlements. These payments have reduced and, any such future payments will reduce, the cash flow available to Crown Cork for its business operations and debt payments. There can be no assurance that asbestos-related pay-outs and defense costs will not be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve and range of potential liabilities) is subject to a number of assumptions and uncertainties, including those described below.

Historically (1977-2001), Crown Cork estimates that approximately one-quarter of all asbestos claims made against it have been asserted by claimants who claim first exposure to asbestos after 1964. However, because of Crown Cork’s settlement experience to date and the increased difficulty of establishing identification of the subsidiary’s insulation products as the cause of injury by persons alleging first exposure to asbestos after 1964, Crown Cork has not included in its accrual and range of potential liability any amounts for settlements by persons alleging first exposure to asbestos after 1964. Assumptions underlying the accrual and the range of potential liability also include the fact that Pennsylvania asbestos legislation is expected to have a substantially favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims. Circumstances, however, which could increase Crown Cork’s anticipated costs include an increase in the number or size of asbestos-related claims or settlements, a reduction in number of financially viable responsible parties, the extent to which the Pennsylvania statute relating to asbestos liability is upheld and/or applied by courts in states other than Pennsylvania, the litigation described in the following paragraph, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964 and the potential impact of any future asbestos-related litigation. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual and range of potential liability, which could have a material adverse effect on Crown.

In December 2001, the Commonwealth of Pennsylvania enacted legislation that limits the asbestos-related liabilities of Pennsylvania corporations that are successors by corporate merger to companies involved with asbestos. The legislation limits the successor’s liability for asbestos to the acquired company’s asset value. Crown Cork has already paid significantly more for asbestos claims than the acquired company’s asset value. On June 12, 2002, Crown Cork received a favorable ruling from the Philadelphia Court of Common Pleas on Crown Cork’s motion for summary judgment regarding the 376 asbestos-related cases pending against it in that court based upon the application of the legislation (In re Asbestos Litigation, October Term 1986, Number 001). The plaintiffs claimed that the legislation was procedurally inapplicable and that, if applicable, it violated due process and other clauses of the United States and Pennsylvania constitutions. That ruling has been appealed by the plaintiffs and Crown Cork has asked the Supreme Court of Pennsylvania to conduct an expedited review of the decision. The Supreme Court of Pennsylvania accepted this appeal, oral argument was held in October 2002 and a decision could come at any time. An unfavorable decision may increase the number of claims against Crown Cork and Crown Cork’s total asbestos liabilities and may require an increase in Crown’s accrual for pending and future asbestos-related claims.

As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown Cork to raise new money in the capital markets has become increasingly difficult and more costly, and there can be no assurance that it will be able to access the capital markets in the future. For additional information regarding Crown Cork’s asbestos litigation and the risks relating thereto, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Provision for Asbestos,” “—Critical Accounting Policies,” “Crown’s Business—Legal Proceedings” and note L to Crown Cork’s audited consolidated financial statements.

Crown has significant pension plan obligations worldwide and significant underfunded U.S. post-retirement obligations.

Crown sponsors various pension plans worldwide, with the largest funded plans in the UK, U.S. and Canada. In 2001 and 2002, Crown contributed $118 million and $144 million, respectively, to these plans and currently anticipates its 2003 funding to be approximately $125 million. Crown has adjusted several of its assumptions for 2003 and, among other changes, has lowered its discount rate assumptions to between 6.75% and 7% and also lowered its long-term rate of return assumptions to between 8.5% and 9%. Assumption changes along with lower fund performance in recent years will result in an increase in 2003 pension expense to approximately $100 million from $27 million in 2002, which will decrease Crown’s cash available to pay its outstanding obligations, including the notes.

Crown has significant current funding obligations for pension benefits. Crown’s minimum U.S. pension funding requirement on a calendar year basis for 2002 was $52 million. Crown contributed an additional $70 million to its U.S. pension plan in 2002, excluding contributions to the pension plan assumed by Constar. Because of this additional contribution, Crown’s minimum U.S. pension funding requirement for 2003 will be zero.

Crown’s U.S. pension and retiree medical plans are significantly underfunded. As of December 31, 2002, the Crown U.S. pension plan was underfunded on a termination basis by approximately $788 million. The Crown pension plan assets consist primarily of common stocks and fixed income securities. If the performance of investments in the plan does not meet Crown’s assumptions, the underfunding of the pension plan may increase and Crown may have to contribute additional funds to the pension plan. An increase in pension contributions could decrease Crown’s cash available to pay its outstanding obligations, including the notes. While its U.S. pension plan continues in effect, Crown continues to incur additional pension obligations.

The Crown pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding.

In addition, as of December 31, 2002, the unfunded “accumulated post-retirement benefit obligation,” calculated in accordance with generally accepted accounting principles, for U.S. retiree medical benefits was approximately $672 million, based on assumptions set forth in Crown’s consolidated financial statements.

Crown could be liable for Constar’s pension obligations.

Under certain circumstances, Crown may be liable for Constar’s pension obligations. At the time of the Constar initial public offering, Constar assumed sponsorship of the Crown pension plan which covered all active and former hourly employees and certain former salaried employees of Constar. Such plan was underfunded by approximately $24 million when it was assumed by Constar. The Constar pension plan is subject to ERISA. Under ERISA, the PBGC has the authority to terminate an underfunded plan under certain circumstances. If the Constar pension plan is terminated within five years of the completion of the Constar initial public offering, the PBGC may bring a claim under ERISA to hold Crown liable for the Constar pension plan underfunding if it is determined that a principal purpose of the Constar initial public offering was to evade pension liability. Crown does not believe that is the case. The actual amount for which Crown may become liable in the future depends on the future funding status of the Constar pension plan. In any case, if this claim is brought against Crown in the future, it may be costly to defend and the claim may reduce Crown’s liquidity.

Crown had net operating losses in recent years and may not generate profits in the future.

For the fiscal years ended December 31, 2002, 2001 and 2000, Crown had consolidated net losses before cumulative effect of a change in accounting of approximately $191 million, $976 million and $174 million, respectively. Continuing operating losses limit its ability to service its debt and fund its operations. Crown may not generate net income from operations in the future.

Crown’s principal markets are subject to overcapacity and intense competition, which could adversely affect Crown’s business.

The worldwide food and beverage can markets have experienced limited growth in demand in recent years. Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This led to overcapacity and price competition among food and beverage producers, as capacity growth outpaced the growth in demand for food and beverage cans. The North American food and beverage can market, in particular, is considered to be a mature market, characterized by slow growth and a sophisticated distribution system. Price-driven competition has increased as producers seek to capture more sales volumes in order to keep their plants operating at optimal levels and reduce unit costs.

Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for the products, as well as other factors could cause Crown to lose existing business or opportunities to generate new business and could result in decreased profitability, all of which could have a material adverse effect on its business, financial condition and results of operations.

Crown is subject to competition from substitute products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass and plastic, particularly from producers of plastic food and beverage containers, whose market has grown substantially over the past several years. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows.

Crown is subject to the effects of fluctuations in foreign exchange rates.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, and some of its costs, assets and liabilities (including, if issued, the euro second priority notes), are denominated in currencies other than the U.S. dollar. For the nine months ended September 30, 2002, Crown derived approximately 62% of its consolidated net sales from sales in foreign currencies. In 2001, Crown derived approximately 60% of its consolidated net sales from sales in foreign currencies. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced and its expenses denominated in U.S. dollars, including its interest expense with respect to the dollar notes, will effectively increase because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase Crown’s expenses denominated in foreign currencies, including interest expense, and the translated principal amount, with respect to the euro second priority notes. In 1999, 2000, 2001 and the first nine months of 2002, Crown’s currency translation adjustments reduced reported net income by $13 million, $8 million, $10 million and $24 million, respectively. Although Crown may use currency exchange rate protection agreements from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, they may not achieve the desired effect.

The amount of U.S. dollar denominated debt issued in Europe will increase substantially over existing levels as a result of the refinancing. Crown European Holdings is exposed to fluctuations in exchange rates between foreign currencies and the U.S. dollar. The operations of Crown European Holdings’ subsidiaries are primarily denominated in foreign currencies and, if issued, the dollar second priority notes and third priority notes will be denominated in U.S. dollars. During times of a strengthening U.S. dollar, Crown European Holdings’ interest expense, and the translated principal amount, with respect to the dollar notes will effectively increase because the euro and other currencies will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively decrease interest expense, and the translated principal amount, with respect to the dollar second priority notes and the third priority notes. Although Crown European Holdings may use currency exchange rate protection agreements from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, they may not achieve the desired effect.

Crown’s international operations are subject to various risks that may lead to decreases in its financial results.

Crown’s international operations generated approximately 62% of its consolidated net sales for the nine months ended September 30, 2002 and approximately 60% of its consolidated net sales in 2001. The business strategy of Crown includes continued expansion of international activities. However, Crown’s international operations are subject to various risks associated with operating in foreign countries, including:

•	restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	exchange controls;

•	national and regional labor strikes;

•	political, social and economic instability;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	hyperinflation in certain foreign countries; and

•	war, civil disturbance and acts of terrorism.

The risks associated with operating in foreign countries may have a material adverse effect on Crown’s operations.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products.

Crown uses various raw materials, such as aluminum and tinplate for metals packaging, and various types of resins, which are petrochemical derivatives, for plastics packaging in its manufacturing operations. There can be no assurance that sufficient quantities of these raw materials will be available in the future. Moreover, the prices of certain of these raw materials, such as aluminum and resin, have historically been subject to volatility. In addition, the political situation in Iraq may cause additional volatility in the price of petrochemicals. Crown may be subject to adverse price fluctuations when purchasing raw materials and it may be unable to increase its prices to offset unexpected increases in raw material costs without suffering reductions in unit volume, revenue and operating income. If any of Crown’s principal suppliers were to increase their prices significantly or were unable to meet its requirements for raw materials, either or both of its revenues or profits would decline.

In addition, the manufacturing facilities of Crown are dependent, in varying degrees, upon the availability of processed energy, such as natural gas and electricity. Certain of these energy sources may become difficult or impossible to obtain on acceptable terms due to external factors, which could increase Crown’s costs, interrupt its business or otherwise adversely affect Crown’s operations and financial results.

The loss of a major customer and/or customer consolidation could adversely affect Crown.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may have a material adverse effect Crown’s financial results.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages, aerosol and health and beauty products to consumers. Although no one customer accounted for more than 10% of its net sales in 1999, 2000, 2001 or for the first nine months of 2002, the loss of any of its major customers could adversely affect Crown. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could have a potentially adverse effect on the financial results of Crown’s business.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods and adversely affect customer demand for its food containers, creating potentially adverse effects on the financial results of its business.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to treatment, storage and disposal of waste, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental requirements affecting Crown’s operations. For example, anticipated future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the U.S. and abroad, must comply with these laws and regulations. These laws and regulations may have a material adverse effect on Crown’s operations.

A number of governmental authorities both in the U.S. and abroad have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase Crown’s costs, which may have a material adverse effect on its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Environmental Matters.”

Crown has written down a significant amount of goodwill, and a further writedown of goodwill could result in lower reported net income and a reduction of its net worth.

At December 31, 2001, the carrying value of Crown’s goodwill was approximately $3.6 billion. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under the new standard, Crown is no longer required to or permitted to amortize goodwill reflected on its balance sheet. It is, however, required to evaluate goodwill reflected on its balance sheet to determine whether the goodwill is impaired, at least annually, under the new impairment testing guidelines outlined in the standard. If it determines that the goodwill is impaired, Crown would be required to write-off a portion of the goodwill. Crown adopted this standard on January 1, 2002 and recorded a noncash, non-tax deductible impairment charge of $1.0 billion, reported as the cumulative effect of a change in accounting. At September 30, 2002, the carrying value of Crown’s goodwill was approximately $2.6 billion. At September 30, 2002, on a pro forma basis, the carrying value of Crown’s goodwill was approximately $2.2 billion. Further impairment of Crown’s goodwill would require additional write-offs of the goodwill, which could have a material adverse effect on its results of operations in the period of any such write-off.

If Crown fails to retain key management and personnel Crown may be unable to implement its business and financial improvement plan.

Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could adversely affect its business.

A significant portion of Crown’s workforce is unionized and labor disruptions could adversely affect its business.

A significant portion of Crown’s workforce is unionized. Although Crown considers its current relations with its employees to be generally good, a prolonged work stoppage or strike at any facility with unionized employees could have a material adverse effect on its business, financial condition or results of operations. In addition, Crown cannot assure you that upon the expiration of existing collective bargaining agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to Crown.

CAPITALIZATION

The following table sets forth the unaudited consolidated capitalization of Crown as of December 31, 2002, on an actual basis and as adjusted to give effect to the issuance of the second priority notes and third priority notes, the borrowings under the new credit facilities, $43 million of debt-for-equity swaps that occurred in January 2003 and the application of the net proceeds therefrom. You should read this table in conjunction with “Unaudited Pro Forma Consolidated Condensed Financial Information” and Crown’s consolidated financial statements, the related notes and the other financial information included elsewhere in its discussion of the refinancing plan.

	December 31, 2002
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents (1)	$ 363	$ 250

Debt:
Existing credit facility:
Revolving credit facility	$1,676	—
New credit facilities (2):
Revolving credit facilities (3)	—	—
Term loan facilities	—	$ 504
9.5% Second priority dollar notes offered hereby	—	1,085
10.25% Second priority euro notes offered hereby	—	305
10.875% Third priority notes offered hereby	—	725
Outstanding unsecured notes:
Notes due April 2003 through May 2005 (4)	1,186	198
Notes due December 2006 through December 2096 (4)	1,000	994
Capital lease obligations and other secured debt	43	43
Other unsecured indebtedness	149	149

Total debt	$4,054	$4,003
Minority interests	196	196
Shareholders’ equity/(deficit) (5)	(87)	(64)

Total capitalization	$4,163	$4,135

(1)	As adjusted cash and cash equivalents have been decreased to reflect $113 million of cash used to repay existing debt and to pay the estimated fees to be paid in connection with the refinancing plan.
(2)	While the exact terms of Crown’s new credit facilities have not been determined at this time, this table assumes that, after giving effect to its refinancing plan, Crown will have $550 million of available revolving credit borrowings and $504 million (including €50 million at a U.S. dollar equivalent of $54 million) of outstanding term loan borrowings under its new credit facilities.
(3)	Due to seasonal working capital requirements, Crown expects to borrow up to $275 million under the new revolving credit facility on or about the anticipated closing date of the offering. The expected borrowings of up to $275 million for working capital requirements are not reflected in the “as adjusted” column.
(4)	The “as adjusted” number assumes that Crown repurchases at par all but $198 million of the principal amount of such outstanding unsecured notes maturing in or prior to May 2005. The as adjusted number reflects a $43 million reduction in the outstanding unsecured notes maturing in or prior to 2006 as a result of privately negotiated debt-for-equity swaps that occurred in January 2003.
(5)	As adjusted shareholders’ deficit has been decreased by $23 million, reflecting a $20 million write-off of unamortized debt issuance fees on the indebtedness repaid in connection with the refinancing plan and a $43 million increase as a result of privately negotiated debt-for-equity swaps that occurred after December 31, 2002.

UNAUDITED PRO FORMA CONSOLIDATED

CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma consolidated condensed financial statements are presented to illustrate the effects of the refinancing plan and the other transactions described below on the historical financial position and results of operations of Crown. Historical amounts for the year ended December 31, 2001 are derived from Crown’s audited 2001 consolidated financial statements. Historical amounts as of and for the nine months ended September 30, 2002 and for the twelve months ended December 31, 2002 are derived from Crown’s unaudited consolidated financial statements. The statements reflect adjustments for the following:

•	Crown’s sales of its U.S. fragrance pumps business, European pharmaceutical packaging business and its 15% equity interest in Crown Nampak (Pty) Limited in the first quarter of 2002 and its Central and East African packaging interests in the third quarter of 2002 and the application of the proceeds of such sales to repay outstanding debt;

•	Crown’s $315 million reduction in the outstanding principal amount of unsecured notes maturing in or prior to December 2006 as a result of privately negotiated debt for equity exchanges which occurred in 2002 and January 2003;

•	Crown’s receipt of approximately $460 million in net proceeds after underwriting discounts and other expenses from the Constar initial public offering;

•	Crown’s receipt of $59 million from long-term unsecured debt incurred by Crown’s subsidiary in Greece in the third quarter of 2002 and the repayment of $59 million of outstanding borrowings under Crown’s existing credit facilities; and

•	the following anticipated refinancing plan transactions:

-	the receipt of proceeds from the issuance of $1.085 billion of second priority dollar notes, €285 million of second priority euro notes ($305 million U.S. dollar equivalent) and $725 million of third priority notes in the offering;

-	the receipt of $504 million pursuant to the new term loan facilities (including €50 million at a U.S. dollar equivalent of $54 million); and

-	the application of these refinancing plan proceeds to pay down Crown’s entire outstanding balance under the existing revolving credit facility, repay the balance of Crown’s outstanding term loan, repurchase or retire up to approximately $994 million of the outstanding unsecured notes scheduled to mature in or prior to 2006 (including the $43 million of debt-for-equity exchanges which occurred in January 2003) and pay fees and expenses incurred in connection with the refinancing plan.

The pro forma adjustments are based upon available information and certain assumptions that Crown believes are reasonable under the circumstances. These adjustments are more fully described in the notes to the pro forma consolidated condensed financial statements below.

The unaudited pro forma consolidated condensed balance sheet at September 30, 2002 assumes that the refinancing plan and the other transactions described above took place on that date. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2001 assume that the refinancing plan and the other transactions described above took place on January 1, 2001, the beginning of Crown’s 2001 fiscal year. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2002 and the nine months ended September 30, 2002 assume that the refinancing plan and the other transactions described above took place on January 1, 2002, the beginning of Crown’s 2002 fiscal year. Such information is not necessarily indicative of the financial position or results of operations of Crown that would have occurred if the refinancing plan and other transactions described above had been consummated as of the dates indicated, nor should it be construed as being a representation of the future financial position or results of operations of Crown.

The unaudited pro forma consolidated condensed financial statements of Crown should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s consolidated financial statements, the related notes and the other financial information.

Neither Crown nor Crown European Holdings can assure you that Crown’s refinancing plan will be consummated as described herein.

Unaudited Pro Forma Consolidated Condensed Balance Sheet

as of September 30, 2002

(in millions)

	Historical Amounts	Disposition Adjustments (1)		Pro Forma for Dispositions	Refinancing Adjustments		Pro Forma for Dispositions and Refinancing
Assets
Current assets
Cash & cash equivalents	$ 246	$ (3)		$ 243	$ —		$ 243
Receivables	1,133	(85)		1,048	—		1,048
Inventories	918	(82)		836	—		836
Prepaid expenses and other current assets	136	(5)		131	(20	)(3)	111

Total current assets	2,433	(175)		2,258	(20)		2,238
Long-term notes and receivables	14	—		14	—		14
Investments	82	30		112	—		112
Goodwill, net of amortization	2,564	(363)		2,201	—		2,201
Property, plant and equipment	2,456	(235)		2,221	—		2,221
Other non-current assets	788	(3)		785	100	(4)	885

Total assets	$8,337	$(746)		$7,591	$ 80		$7,671

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt	$ 96	$ —		$ 96	$ (18	)(5)	$ 78
Current maturities of long-term debt	207	—		207	(195	)(6)	12
Accounts payable and accrued liabilities	1,691	(93)		1,598	—		1,598
Income taxes payable	77	—		77	—		77

Total current liabilities	2,071	(93)		1,978	(213)		1,765
Long-term debt, excluding current maturities	4,281	(460	)(2)	3,821	275	(7)	4,096
Post-retirement and pension liabilities	852	(4)		848	—		848
Other non-current liabilities	698	(6)		692	—		692
Minority interests	192	(3)		189	—		189
Shareholders’ equity	243	(180)		63	18	(8)	81

Total liabilities & shareholders’ equity/(deficit)	$8,337	$(746)		$7,591	$ 80		$7,671

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Information.

Unaudited Pro Forma Consolidated Condensed Statement of Operations

for the Year Ended December 31, 2001 (9)

(in millions)

	Historical Amounts	Disposition Adjustments (1)		Pro Forma for Dispositions	Refinancing Adjustments		Pro Forma for Dispositions and Refinancing
Net sales (10)	$7,187	$(904)		$6,283	$ —		$6,283
Cost of products sold (excluding depreciation and amortization) (11)	6,063	(758)		5,305	—		5,305
Depreciation and amortization	499	(76)		423	—		423
Selling and administrative expense	310	(28)		282	—		282
Provision for asbestos	51	—		51	—		51
Provision for restructuring	48	(2)		46	—		46
Provision for asset impairments and loss/(gain) on sale of assets	213	(204)		9	—		9
Interest expense, net of interest income	437	(44)	(12)	393	21	(13)	414
Translation and exchange adjustments	10	(1)		9	—		9

Income/(loss) before minority interests, income taxes and cumulative effect of a change in accounting	(444)	209		(235)	(21)		(256)
Provision for income taxes	528	(6)		522	(49)	(14)	473
Minority interests, net of equity earnings	(4)	(1)		(5)	—		(5)

Net income/(loss) before cumulative effect of a change in accounting	$ (976)	$ 214		$ (762)	$28		$ (734)

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Information.

Unaudited Pro Forma Consolidated Condensed Statement of Operations

for the Nine Months Ended September 30, 2002 (9)

(in millions)

	Historical Amounts	Disposition Adjustments (1)		Pro Forma for Dispositions	Refinancing Adjustments		Pro Forma for Dispositions and Refinancing
Net sales (10)	$5,248	$(595)		$4,653	$ —		$4,653
Cost of products sold (excluding depreciation and amortization) (11)	4,306	(491)		3,815	—		3,815
Depreciation and amortization	285	(43)		242	—		242
Selling and administrative expense	233	(19)		214	—		214
Provision for asbestos	—	—		—	—		—
Provision for restructuring	3	—		3	—		3
Provision for asset impairments and loss/ (gain) on sale of assets	27	(30)		(3)	—		(3)
Loss/(gain) on early extinguishment of debt	(28)	—		(28)	28		—
Interest expense, net of interest income	256	(13)	(12)	243	40	(13)	283
Translation and exchange adjustments	24	(1)		23	—		23

Income/(loss) before minority interests, income taxes and cumulative effect of a change in accounting	142	2		144	(68)		76
Provision for income taxes	49	(14)		35	(32)	(14)	3
Minority interests, net of equity earnings	(12)	2		(10)	—		(10)

Net income/(loss) before cumulative effect of a change in accounting	$ 81	$ 18		$ 99	$(36)		$ 63

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Information.

Unaudited Pro Forma Consolidated Condensed Statement of Operations

for the Year Ended December 31, 2002 (9)

(in millions)

	Historical Amounts	Disposition Adjustments (1)		Pro Forma for Dispositions	Refinancing Adjustments		Pro Forma for Dispositions and Refinancing
Net sales (10)	$6,792	$(674)		$6,118	$ —		$6,118
Cost of products sold (excluding depreciation and amortization) (11)	5,619	(558)		5,061	—		5,061
Depreciation and amortization	375	(49)		326	—		326
Selling and administrative expense	317	(22)		295	—		295
Provision for asbestos	30	—		30	—		30
Provision for restructuring	19	—		19	—		19
Provision for asset impairments and loss/(gain) on sale of assets	247	(243)		4	—		4
Loss/(gain) on early extinguishment of debt	(28)			(28)	28		—
Interest expense, net of interest income	331	(15)	(12)	316	68	(13)	384
Translation and exchange adjustments	27	(1)		26	—		26

Income/(loss) before minority interests, income taxes and cumulative effect of a change in accounting	(145)	214		69	(96)		(27)
Provision for income taxes	30	(15)		15	(57)	(14)	(42)
Minority interests, net of equity earnings	(16)	1		(15)	—		(15)

Net income/(loss) before cumulative effect of a change in accounting	$(191)	$ 230		$ 39	$(39)		$ 0

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Information.

Notes to Unaudited Pro Forma

Consolidated Condensed Financial Statements

1.	Reflects the removal of the assets and liabilities of Constar (which was sold in the fourth quarter of 2002) from the Balance Sheet as of September 30, 2002 and the removal of the historical financial results of Constar, Crown’s European pharmaceutical packaging business, Crown’s U.S. fragrance pumps business, Crown’s 15% equity interest in Crown Nampak (Pty) Limited and Crown’s Central and East African packaging interests from the Statement of Operations for the periods ended December 31, 2001, September 30, 2002 and December 31, 2002.

2.	Reflects the reduction of long-term debt using net proceeds of $460 million after underwriting discounts and other expenses from the initial public offering of Constar.

3.	Reflects the write-off of unamortized debt issuance fees on the indebtedness to be repaid in connection with the refinancing plan.

4.	Reflects (x) $105 million in estimated fees and expenses to be paid in connection with the refinancing plan, which will be amortized over the life of the notes and Crown’s new credit facilities, less (y) a $5 million write-off of unamortized debt issuance fees on the indebtedness to be repaid in connection with the refinancing plan.

5.	Reflects the repayment of the outstanding balance of the existing term loan of $43 million offset by the $25 million current portion of the new term loan.

6.	Reflects the repayment of the outstanding unsecured notes due in April 2003.

7.	Reflects (x) $43 million of borrowings to repay the outstanding balance of the existing term loan, $195 million of borrowings to repay the outstanding unsecured notes due April 2003 and $105 million in estimated fees and expenses to be paid in connection with the refinancing plan, less (y) $43 million of the privately negotiated debt-for-equity exchanges which occurred during the first quarter of 2003 and the reclassification of the current portion of the new term loan expected to be $25 million.

8.	Reflects (x) $43 million in privately negotiated debt-for-equity exchanges that occurred in January 2003, less (y) the write off of $25 million in historical debt issuance fees on the indebtedness to be repaid in connection with the refinancing plan.

9.	The Unaudited Pro Forma Consolidated Condensed Statement of Operations excludes a credit of $4 million for the cumulative effect of a change in accounting for the adoption of SFAS 133 for the year ended December 31, 2001 and a charge of $1,014 million for the cumulative effect of a change in accounting for the adoption of SFAS 142 for the nine months ended September 30, 2002 and the year ended December 31, 2002.

10.	The disposition adjustments reflect the removal of the historical financial results of Constar, Crown’s European pharmaceutical packaging business, Crown’s U.S. fragrance pumps business, Crown’s 15% equity interest in Crown Nampak (Qty) Limited and Crown’s Central and East African packaging interests. Pro forma net sales, depreciation and amortization and operating income by segment are as follows:

	Year Ended December 31, 2001
	Historical Amounts	Disposition Adjustments	Pro forma for Dispositions	Refinancing Adjustments	Pro forma for Dispositions and Refinancing
Americas
Net Sales	$3,666	$(630)	$3,036	—	$3,036
Depreciation and Amortization	212	(59)	153	—	153
Operating Income	107	(24)	83	—	83
Europe
Net Sales	3,200	(274)	2,926	—	2,926
Depreciation and Amortization	259	(17)	242	—	242
Operating Income	266	(16)	250	—	250
Asia-Pacific
Net Sales	321	—	321	—	321
Depreciation and Amortization	21	—	21	—	21
Operating Income	27	—	27	—	27

	Year Ended December 31, 2002
	Historical Amounts	Disposition Adjustments	Pro forma for Dispositions	Refinancing Adjustments	Pro forma for Dispositions and Refinancing
Americas
Net sales	$3,227	$(500)	$2,727	—	$2,727
Depreciation and Amortization	165	(40)	125	—	125
Operating Income	218	(43)	175	—	175
Europe
Net Sales	3,235	(174)	3,061	—	3,061
Depreciation and Amortization	182	(9)	173	—	173
Operating Income	314	(7)	307	—	307
Asia-Pacific
Net Sales	330	—	330	—	330
Depreciation and Amortization	20	—	20	—	20
Operating Income	37	—	37	—	37

11.	Includes pro forma pension income of $47 million for the year ended December 31, 2001, pro forma pension expense of $21 million for the nine months ended September 30, 2002 and pro forma pension expense of $23 million (calculated using historical pension expense of $27 million less $4 million of pension expense relating to Constar, 89.5% of which was sold in November 2002) for the year ended December 31, 2002.

12.	Reflects the interest savings associated with the repayment of $661 million of borrowings under Crown’s existing credit facility using $57 million in net proceeds received from the sale of Crown’s European pharmaceutical packaging business, $100 million in net proceeds received from the sale of Crown’s U.S. fragrance pumps business, $20 million in net proceeds received from the sale of Crown’s Central and East African packaging interests, $24 million in net proceeds received from the sale of Crown’s 15% equity interest in Crown Nampak (Pty) Limited and $460 million in net proceeds received in connection with the initial public offering of Constar.

13.	Reflects the interest expense impact based on the following assumptions:

•	Crown borrows $504 million under the term loan facility at LIBOR plus 425 basis points. The interest rate is assumed to be 5.60%.

•	Crown issues $725 million in third priority notes at an interest rate of 10.875%.

•	Crown issues $1.085 billion in second priority notes at an interest rate of 9.5%.

•	Crown issues €285 million in second priority notes ($305 million in U.S. dollar equivalent) at an interest rate of 10.25%.

•	Crown repays outstanding borrowings under its existing credit facilities bearing an interest rate of LIBOR plus 250 basis points with $59 million of proceeds from long term unsecured debt issued by its subsidiary in Greece with an interest rate of LIBOR plus 105 basis points.

•	Crown reduces its cash balance by $206 million and $113 million in 2001 and 2002, respectively and uses such cash to pay down the outstanding balance of its existing revolving credit facility. The interest expense impact attributable to the lower outstanding balance of the revolving credit facility (offset by the reversal of the historical interest income earned from the investment of such cash) is an increase of $0.5 million and a reduction of $2.2 million in 2001 and 2002, respectively.

•	Crown enters into a $550 million three year revolving credit facility at LIBOR plus 400 basis points. The interest rate is assumed to be 5.35% on the average outstanding balances under the new revolving credit facilities of $190 million, $134 million and $180 million as of December 31, 2001, September 30, 2002 and December 31, 2002, respectively.

•	Crown pays a commitment fee on the undrawn portion of the $550 million proposed new revolving credit facility of $4 million for the nine month period ended September 30, 2002, and $3 million and $4 million for each of the twelve month periods ended December 31, 2001 and December 31, 2002, respectively. The commitment fee varies according to the following schedule:

Drawn portion of the Credit Facility	Fee
(basis points)
less than 33%	100

greater than or equal to 33% and less than 66%	75

greater than or equal to 66%	50

•	The reversal of $134 million, $68 million and $86 million in historical interest expense on borrowings under Crown’s existing credit facility at weighted average interest rates of 6.67%, 4.74% and 4.74% for the periods ended December 31, 2001, September 30, 2002 and December 31, 2002, respectively.

•	The reversal of $25 million, $17 million and $21 million in historical amortization of debt issuance fees on the indebtedness to be repaid in connection with the refinancing plan during the periods ended December 31, 2001, September 30, 2002 and December 31, 2002, respectively.

•	The reversal of the historical 50 basis point commitment fee on the committed amount of the $2.5 billion existing revolving credit facility.

•	The amortization of $16 million, $12 million and $16 million of $105 million in estimated fees to be paid in connection with the refinancing plan during the periods ended December 31, 2001, September 30, 2002 and December 31, 2002, respectively.

•	The reversal of historical interest expense of $91 million in 2001, $75 million in 2002 and $57 million for the period ended September 30, 2002. These adjustments assume that all of Crown’s outstanding unsecured notes due in April 2003, December 2003, January 2005 and May 2005 (the “2003 and 2005 Notes”) are repaid in full and that $116 million of the Euro unsecured notes due December 2004 are repaid in each case at the beginning of such fiscal period. The portion of the Euro unsecured notes due December 2004 assumed to be outstanding were $150 million during 2001, $198 million during 2002 and $180 million during the nine months ended September 30, 2002. The pro forma interest adjustment is calculated using the weighted average interest rate for the notes being repaid. The currency exchange rate for the Euro notes was 0.8862 Euro to the U.S. Dollar for 2001, 1.048 for 2002 and 0.9866 for the nine months ended September 30, 2002. The adjustments also reflect the debt-for-equity swaps in 2001 of $138 million of unsecured notes due September, 2002.

The adjustments assume that the outstanding unsecured notes being retired with proceeds from the refinancing plan are repurchased at face value. The outstanding unsecured notes are not redeemable at face value and the actual cost to Crown may increase if Crown is unable to purchase the notes as assumed. See “Description of Certain Indebtedness—Outstanding Unsecured Notes.” The adjustments also assume that Crown will acquire all of the outstanding 2003 and 2005 Notes and the assumed amount of Euro unsecured notes due 2004. Reducing the amount of unsecured notes being repaid or repurchased by $100 million (assuming a pro rata reduction in each series of notes) would increase pro forma interest expense by $7 million for 2001, $8 million for 2002 and $6 million for the nine months ended September 30, 2002. In addition, the final amounts of any series of unsecured notes that may be repurchased or retired by Crown may vary depending upon the outcome of the pending tender offers, market conditions and other factors. These modifications could have a material pro forma effect.

A 0.5% movement in LIBOR would change annual interest expense on $690 million of average outstanding variable debt by $3 million as of December 31, 2002.

14.	Reflects the tax benefit associated with the additional interest that will be recognized outside the United States. There was no tax expense associated with the interest savings in the United States because Crown has unrecognized tax loss carryforwards. The tax rate is assumed to be 30% outside the United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion summarizes the significant factors affecting Crown’s results of operations and financial condition during the three-month and nine-month periods ended September 30, 2002 and the three-year period ended December 31, 2001. The historical financial information contained in this discussion includes information related to Constar. This discussion contains forward-looking statements. Actual results could differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this filing, particularly under the captions “Forward-Looking Statements” and “Risk Factors.” This discussion should be read in conjunction with Crown’s consolidated financial statements and accompanying notes and “Unaudited Pro Forma Consolidated Condensed Financial Information.”

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Its primary products include steel and aluminum cans for food, beverage, household and other consumer products and a wide variety of metal and plastic caps, closures and dispensing systems. Most of its products are sold in highly competitive markets, primarily based on price, service, quality and performance.

Crown has achieved a global presence through past acquisitions that it believes will enable it to grow its business with multinational customers, to take advantage of rapidly growing markets and to leverage its technology on a global basis. Crown also believes that global operations help to insulate it from periodic market specific dislocations in certain countries or regions. As of September 30, 2002, Crown’s products were manufactured in 44 plants within the United States and 147 plants outside the U.S. Approximately 45% of pro forma net sales for the year ended December 31, 2002 were derived from the Americas segment, 50% from the Europe segment and 5% from the Asia-Pacific segment.

A significant portion of Crown’s operations are affected by seasonal considerations. Food packaging products accounted for $2.1 billion or approximately 29% of 2001 consolidated net sales. Sales and earnings for food cans have historically been higher in the third quarter of the year due to the agricultural harvest. Crown’s metal beverage container businesses are predominantly located in the Northern Hemisphere. Generally, beverage products are consumed in greater amounts during warmer months of the year. Consequently, sales and earnings have generally been higher in the second and third quarters of the calendar year. Crown’s other businesses include metal aerosol cans and specialty and promotional containers, plastic specialty closures and dispensing systems, health and beauty care packaging, canmaking equipment and various other products which tend not to be significantly affected by seasonal variations.

Crown continues to invest in technological developments that enhance productivity and contain costs, as well as those that provide growth opportunities. In recent years, Crown has reduced capital expenditures through a focus on projects that provide an adequate return. This cash flow savings has been applied to reduce debt balances. Rigid packaging is a capital intensive business to enter; however, once initial installations are complete, the remaining capital investments are less intensive. Production facilities and machinery are maintained under annual preventative maintenance programs the cost of which are expensed as incurred.

Recent liquidity restrictions have resulted in Crown pursuing certain strategies to meet its short term and long term obligations. One of these strategies is the sale of assets. During the first quarter of 2002, Crown completed the sales of its U.S. fragrance pumps business, its European pharmaceutical packaging business and its 15% shareholding in Crown Nampak (Pty) Limited in South Africa to Nampak Ltd. for aggregate net proceeds of $181 million. During the third quarter of 2002, Crown completed the sale of its Central and East African packaging interests to Nampak Ltd. for gross proceeds of $23.5 million. Crown’s operations in Zambia were excluded from this transaction pending antitrust clearance which has been subsequently obtained. Nampak will pay to Crown the balance of $1.5 million, reflecting consideration for Zambia and other retention money, when funds are released from escrow. Net proceeds from the completed sales were used to repay a portion of Crown’s short term bank debt which was due in August 2002. The balance was subsequently extended to December 16, 2003. In the fourth quarter of 2002, Crown sold 89.5% of the equity interests of Constar for approximately $120 million of proceeds net of underwriting discounts and received $350 million from Constar to repay a note to Crown. See “—Financial Position—Liquidity and Capital Resources.”

Results of Operations

Crown is organized on the basis of geographic regions with three reportable segments: Americas, Europe and Asia-Pacific. The Americas includes the United States, Canada and South and Central America. Europe includes Europe, Africa and the Middle East. Although the economic environments within each of these reportable segments are quite diverse, they are similar in the nature of their products, the production processes, the types or classes of customers for products and the methods used to distribute products. Asia-Pacific, although below reportable segment thresholds, has been designated as a reportable segment because considerable review is made of this region for the allocation of resources. Each reportable segment is an operating division within Crown and has a President reporting directly to the Chief Executive Officer of Crown.

Crown evaluates performance and allocates resources based on operating income, that is, income before net interest, foreign exchange and gain/(loss) on sale of assets. The accounting policies for each reportable segment are the same as those described in note A, summary of significant accounting policies, to Crown’s audited consolidated financial statements.

Recent Developments

The following discussion of unaudited 2002 financial results should be read in conjunction with “Summary—Recent Developments.” For the fourth quarter of 2002, Crown reported a net loss of $1.71 per diluted share including charges for the net loss on the sales of Constar and other assets, an increase in the reserve for Crown’s asbestos litigation and for restructuring actions; offset by a tax credit for the recovery of taxes previously paid. In the fourth quarter of 2001, Crown reported a net loss of $7.30 per diluted share, including charges. Excluding the above charges, Crown had a net loss from continuing operations of $0.09 per diluted share in the fourth quarter of 2002 compared with a net loss from continuing operations of $0.35 per diluted share in the fourth quarter of 2001.

For the twelve months ended December 31, 2002, net income from continuing operations increased to $0.49 per diluted share compared to a loss from continuing operations of $0.74 per diluted share for the twelve months ended December 31, 2001. In 2002 Crown reported a net loss of $8.38 per diluted share after charges for the impairment of goodwill recorded as a cumulative effect of a change in accounting, the net loss on the sales of Constar and other assets, an increase in the reserve for Crown’s asbestos litigation and for restructuring actions. The charges were partially offset by a gain on the early extinguishment of debt and tax credits recorded on the carryback of U.S. losses and for the recovery of European taxes previously paid. In 2001, Crown reported a net loss of $7.74 per diluted share, including charges.

Net sales in the fourth quarter of 2002 were $1.5 billion and $6.8 billion in the twelve-month period, 7.3% and 5.5% respectively, below the prior year’s same period results. The decrease in net sales reflects divested operations whose net sales were $221 million in 2001 ($116 million in the fourth quarter of 2001), the pass-through of lower raw material costs and volume decreases in certain product lines. These factors were partially offset by the positive effects of $108 million ($67 million in the fourth quarter) in stronger foreign currencies as well as increased selling prices and improved volumes across certain product lines.

Gross profit (net sales less cost of products sold excluding depreciation and amortization) as a percentage of net sales improved to 15.2% in the fourth quarter of 2002 compared to 11.8% in the fourth quarter of 2001, and 17.7% for 2002 compared to 15.0% in 2001. The improvement was the result of price increases across many product lines, improved operating performance and continuing cost reduction efforts offsetting net overall volume decreases. Included in cost of products sold for the fourth quarter of 2002 was a provision of $13 million ($9 million after-tax) to provide for uncertainty regarding the ultimate collectibility of receivables from a European customer.

Operating income in the fourth quarter of 2002 improved to $57 million, or 3.7% of net sales, compared with operating income of $9 million, or 0.5% of net sales in 2001’s fourth quarter. After excluding goodwill amortization from 2001 and pension expense/income from both 2002 and 2001, 2002 fourth quarter operating income was $60 million or 3.9% of net sales. This was an improvement of $34 million or 130.8% over 2001’s operating income of $26 million, which was 1.6% of net sales.

For the twelve-month period ended December 31, 2002, operating income increased to $481 million or 7.1% of net sales, an improvement of 52.7% over the $315 million, or 4.4% of net sales, reported in 2001. Excluding the impact of goodwill amortization in 2001 and pension expense/income from both 2002 and 2001, operating income in 2002 increased to $508 million, or 7.5% of net sales. This was an improvement of $126 million, or 33.0%, over 2001’s operating income of $382 million which was 5.3% of net sales.

Net interest expense in the fourth quarter of 2002 was $75 million, which reflected a $25 million decrease from the same period in 2001. In the twelve-month period ended December 31, 2002, net interest expense was $331 million, down $106 million from 2001. The decreases in interest expense reflect lower average debt outstanding and lower average borrowing rates.

In 2002, cash flow from operations (after asbestos-related payments and cash pension contributions) increased to approximately $415 million from $310 million in 2001. Capital expenditures totaled $115 million in 2002 compared to $168 million in 2001.

Crown sponsors various pension plans worldwide, with the largest funded plans in the UK, U.S. and Canada. In 2001 and 2002, Crown contributed $118 million and $144 million, respectively, to these plans and currently anticipates its 2003 funding to be approximately $125 million. Crown has adjusted several of its assumptions for 2003 and, among other changes, has lowered its discount rate assumptions to between 6.75% and 7% and also lowered its long-term rate of return assumptions to between 8.5% and 9%. Assumption changes along with lower fund performance in recent years will result in an increase in 2003 pension expense to approximately $100 million from $27 million in 2002.

Debt and cash amounts were:

	December 31, 2002	September 30, 2002	December 31, 2001
Total debt	$4,054	$4,585	$5,320
Cash	363	246	456

Net debt	$3,691	$4,339	$4,864

Receivables securitization	$ 100	$ 195	$ 110

Fourth Quarter Charges/Credits

Crown completed the sale of 89.5% of its interest in Constar during the fourth quarter. Crown recorded a net loss of $213 million on the sale. Net proceeds from the sale were used to pay down existing indebtedness and in accordance with the terms of Crown’s existing credit facility, proceeds from the sale were used to reduce the availability under such facility to $2,266 million from $2,500 million.

In the fourth quarter of 2002, Crown Cork recorded a net charge of $30 million to increase its asbestos reserve. Based upon various factors, Crown Cork estimates that its asbestos liability for pending and future asbestos claims will range between $263 million and $502 million. The reported range at December 31, 2001, was $347 million to $580 million. After the charge of $30 million, Crown Cork’s reserve at December 31, 2002, was $263 million compared to $347 million at December 31, 2001. During 2002, Crown Cork settled 43,000 cases for approximately $77 million compared to 31,000 cases settled in 2001 for approximately $66 million. Cases filed against Crown Cork were 36,000 in 2002 and 53,000 in 2001. Asbestos-related payments totaled $114 million in 2002, including $75 million under settlement agreements compared to 2001 payments of $118 million, which included $66 million under existing settlement agreements. Crown Cork currently expects that 2003 asbestos-related payments will total approximately $70 million, including $41 million from existing settlement agreements.

During the fourth quarter, Crown recorded a charge of $23 million ($20 million, net of tax) primarily to reflect the decision to close a European food can plant and to write-down the value of PET preform assets in Asia.

During the fourth quarter of 2002, Crown recorded a tax credit of $8 million for the recovery of European taxes paid in prior years.

Effective January 1, 2002, Crown adopted “SFAS 142”, the accounting pronouncement which requires that goodwill and certain other long-lived intangible assets no longer be amortized but be assessed for impairment, at least annually. Amortization of goodwill amounted to $28 million ($0.22 per diluted share) in the fourth quarter of 2001 and $113 million ($0.90 per diluted share) for the twelve months ended December 31, 2001.

The following table can be used to reconcile earnings per share as reported with earnings per share on a continuing operations basis:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Per diluted share)	2002	2001	2002	2001
Net loss as reported	$(1.71)	$(7.30)	$(8.38)	$(7.74)
Cumulative effect of change in accounting			7.05	(0.03)
Loss / (gain) on sales of assets and IPO related expenses	1.38	(0.01)	1.81	(0.02)
Provision for asbestos	0.19	0.41	0.21	0.41
Provision for restructuring and asset impairments	0.08	2.06	0.10	2.10
Devaluation of South American currencies	0.02		0.11
Gain on early extinguishment of debt			(0.19)
Tax carrybacks and recoveries	(0.05)		(0.22)
Tax benefit and asset adjustments		4.21		4.21
Year 2001 working capital initiative		0.28		0.33

Net (loss) / income from continuing operations	$(0.09)	$(0.35)	$0.49	$(0.74)

Review by Division

Americas Division operating income in the fourth quarter of 2002 increased to 4.5% of net sales from a loss of 1.2% to net sales in 2001. Excluding the impact of goodwill amortization from 2001 and pension expense from both the 2002 and 2001 fourth quarters, operating income rose to 6.6% of net sales compared to 0.6% in the fourth quarter of 2001. For the twelve months ended December 31, 2002, operating income increased to 8.6% of net sales compared to 4.6% in 2001.

European Division operating income in the fourth quarter of 2002 increased to 5.3% of net sales from 4.1% in 2001. Excluding the impact of goodwill amortization from the prior year and pension income from both the 2002 and 2001 fourth quarters, operating income was 3.7% of net sales in the quarter compared to 4.4% in the prior year period. For 2002, operating income increased to 8.7% of net sales from 8.5% for 2001. The decrease in the fourth quarter of 2002 was due to the above-mentioned provision for bad debts.

In the Asia-Pacific Division, fourth quarter operating income was 9.8% of net sales compared to 10.0% in the fourth quarter of 2001. Operating income for 2002 increased to 11.2% of net sales compared to 8.4% for 2001.

Third Quarter Ended September 30, 2002 Compared to Third Quarter Ended September 30, 2001 and Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001

Net Income and Earnings Per Share

Net income for the quarter ended September 30, 2002 was $71 million or $0.45 per share versus a net loss of $13 million or $0.10 per share for the same period of 2001. The results for 2002 included a tax credit of $24 million or $0.15 per share from the carryback of U.S. tax losses, after-tax charges of $3 million ($0.02 per share) for costs related to the Constar initial public offering, an after-tax loss on the sale of assets of $3 million ($0.02 per share), an after-tax charge of $1 million ($0.01 per share) for a net restructuring provision in Europe and a gain of $3 million ($0.02 per share) for the early extinguishment of debt. Excluding the items noted above, net income in the third quarter of 2002 was $51 million ($0.32 per share) compared to a net loss of $13 million ($.10 per share) in the prior year period. The improvement was due primarily to increased selling prices, a change in accounting that, beginning in 2002, eliminated the amortization of goodwill ($0.22 per share in the third quarter of 2001), improved operating performance and continued reductions in costs. The improvements were partially offset by higher pension expense in the U.S. and lower pension income in the U.K., lower sales volumes in certain product lines, increased foreign exchange losses due to the devaluation of certain South American currencies, and a valuation allowance recorded for U.S. tax assets created in 2002.

For the nine months ended September 30, 2002, Crown reported a net loss of $933 million or $6.68 per share compared to a net loss of $54 million or $0.43 per share for the same period in 2001. The results for 2002 included a noncash charge of $1,014 million ($7.26 per share) for goodwill impairment, as discussed in note B to Crown’s consolidated financial statements for the nine months ended September 30, 2002, a gain of $28 million ($0.20 per share) for the early extinguishment of debt, an after-tax loss on the sale of assets of $35 million ($.25 per share), a tax credit of $24 million ($0.17 per share) from the carryback of U.S. tax losses, after-tax charges of $3 million ($0.02 per share) related to the Constar initial public offering and after-tax charges of $3 million ($0.02 per share) for restructuring provisions. Included in the results for 2001 were an after-tax gain of $4 million ($0.03 per share) for the transitional adjustment from the adoption of SFAS 133, an after-tax charge of $3 million ($0.02 per share) for asset impairments and restructuring provisions and an after-tax gain on the sales of assets of $1 million ($0.01 per share). Excluding the items above for 2002 and 2001, net income for the nine months ended September 30 was $70 million ($0.50 per share) in 2002 compared to a net loss of $56 million ($0.45 per share) in 2001. The improvement for the nine months ended September 30, 2002 was due primarily to the same factors outlined above in the discussion of third quarter results. The elimination of goodwill amortization contributed $0.68 per share to the improvement.

Net Sales

Net sales in the third quarter of $1,892 million were $93 million or 4.7% below the same period in 2001. Excluding the favorable impact of foreign currency translation of $64 million, net sales would have decreased $157 million or 7.9% compared to the third quarter of 2001. Contributing to this decrease was the impact of divested operations of $55 million and the pass-through of lower raw material costs and net lower volumes, partially offset by increased selling prices. Net sales for the nine months ended September 30, 2002 decreased $273 million or 4.9% compared to the same period in 2001. Excluding the favorable impact of $41 million from currency translation and the unfavorable impact of divested operations of $105 million, net sales for the nine months of 2002 decreased $209 million or 3.8% from 2001 sales of $5,521 million. As a percentage of net sales, sales from U.S. operations accounted for approximately 35% and 38% of net sales in the quarter and for the nine months ended September 30, 2002 compared to 40% and 41%, respectively, for the same periods in 2001. Sales of beverage cans and ends accounted for approximately 33% and 34% of net sales in the third quarter and first nine months of 2002 compared to 32% for the same periods in 2001. Sales of food cans and ends accounted for approximately 31% of net sales in the third quarters of 2002 and 2001 and 28% for the nine months ended September 30, 2002 compared to 29% for the same period in 2001.

An analysis of comparative net sales by operating division follows:

	Net Sales (in millions)				Percentage Change
	Third Quarter		Nine Months Ended		Third Quarter	Nine Months
	2001	2002	2001	2002
Divisions:
Americas	$988	$862	$2,813	$2,520	(12.8)%	(10.4)%
Europe	912	944	2,467	2,480	3.5%	0.5%
Asia-Pacific	85	86	241	248	1.2%	2.9%

	$1,985	$1,892	$5,521	$5,248	(4.7)%	(4.9)%

Excluding unfavorable currency translation of $9 million and divested operations of $23 million, net sales in the Americas Division decreased in the third quarter of 2002 by $94 million or 9.5% versus the same period in 2001. Excluding unfavorable currency translation of $31 million and divested operations of $56 million, net sales in the Americas Division for the nine months ended September 30, 2002 decreased by $206 million or 7.3% versus the same period in 2001. The lower sales in 2002 were primarily due to (i) lower sales unit volumes across most product lines, (ii) the pass-through of lower raw material costs and (iii) lower sales in Brazil and Argentina due to the economic turmoil in those countries; partially offset by increased selling prices primarily for North American beverage cans.

Excluding favorable currency translation of $71 million and divested operations of $32 million, net sales for the third quarter of 2002 in the European Division decreased by $7 million or 0.8% compared to the same period in 2001. Excluding favorable currency translation of $70 million and divested operations of $49 million, net sales in the European Division for the nine months ended September 30, 2002 decreased by $8 million or 0.3% compared to the same period in 2001. The decrease in 2002 was primarily due to lower sales volumes for food and aerosol cans, metal closures, and the pass-through of lower raw material costs in the plastics businesses; partially offset by higher beverage can and plastic closure volumes and increased selling prices.

Net sales in the Asia-Pacific Division, excluding the impact of favorable currency translation of $2 million in the quarter and for the nine months ended September 30, 2002, decreased by $1 million or 1.2% in the quarter and increased by $5 million or 2.1% for the nine months. The decrease in the quarter was primarily due to lower sales volumes across most businesses. The increase for the nine months was primarily due to increased demand for beverage cans in China and throughout Southeast Asia.

Cost of Products Sold

Cost of products sold, excluding depreciation and amortization, was $1,546 million and $4,306 million, decreases of $121 million and $299 million, for the quarter and nine months ended September 30, 2002 compared to the same periods in 2001. As a percentage of net sales, cost of products sold (excluding depreciation and amortization) was 81.7% and 82.1% for the quarter and nine months ended September 30, 2002 compared to 84.0% and 83.4% for the same periods in 2001.

Selling and Administrative Expense

Selling and administrative expenses in the third quarter of 2002 were $81 million, an increase of $2 million or 2.5% above the prior year level of $79 million. Selling and administrative expenses for the nine months ended September 30, 2001 decreased $2 million or 0.9% to $233 million from $235 million a year earlier. The increase in the quarter was primarily due to $3 million of costs related to the Constar initial public offering. The decrease for nine months was primarily due to lower headcounts and a 2001 charge for employee separation costs, partially offset by charges for the Constar offering. As a percentage of net sales, selling and administrative expenses were 4.3% and 4.4% for the quarter and year-to-date ended September 30, 2002 compared to 4.0% and 4.3%, respectively, for the same periods in 2001.

Restructuring and Asset Impairments

During the third quarter of 2002, Crown’s European Division provided $2 million for severance costs associated with the closure of a food can plant and the elimination of a metal closures operation, partially offset by a restructuring credit of $1 million for the reversal of costs related to a restructuring action provided for during the fourth quarter of 2001.

During the first quarter of 2002, Crown provided $2 million for severance costs in connection with the closing of two crown plants in Europe.

During the nine months ended September 30, 2001, Crown provided $7 million for the costs associated with the closure of a U.S. food can plant and for severance costs to close a plant in the U.K. and to reduce headcount at three plants in Africa. Also during this period, Crown recorded a restructuring credit of $6 million for the reversal of severance costs related to a restructuring charge provided during the second quarter of 2000.

Crown also provided asset impairment charges of $4 million during 2001 to write-down certain property, plant and equipment in the U.S. and Europe.

Operating Income

Including a pre-tax restructuring charge of $1 million, operating income was $164 million in the third quarter of 2002 compared to $112 million for the same period in 2001. Excluding the restructuring charge, operating income as a percentage of net sales in the third quarter of 2002 was 8.7% versus 5.6% in the third quarter of 2001.

Operating income was $421 million in the nine months ended September 30, 2002 compared to $301 million for the same period in 2001, including pre-tax restructuring charges of $3 million and $1 million in 2002 and 2001, respectively, and pre-tax asset impairment charges of $4 million in 2001. Excluding the restructuring and asset impairment charges, operating income as a percentage of net sales was 8.1% in 2002 versus 5.5% in 2001.

An analysis of operating income by division follows:

	Operating Income/(Loss) (excluding restructuring and asset impairments) (in millions)				Percentage Change
	Third Quarter		Nine Months Ended		Third Quarter	Nine Months
	2001	2002	2001	2002
Divisions:
Americas	$45	$68	$117	$187	51.1%	59.8%
Europe	82	113	236	273	37.8%	15.7%
Asia-Pacific	8	11	19	29	37.5%	52.6%
Corporate	(23)	(27)	(66)	(65)	17.4%	(1.5)%

	$112	$165	$306	$424	47.3%	38.6%

Americas Division operating income, excluding restructuring and asset impairment charges, was 7.9% and 7.4% of net sales in the third quarter and first nine months of 2002 compared to 4.6% and 4.2% for the same periods in 2001. The improved operating margins were primarily due to (i) improved pricing, primarily for beverage cans in North America, (ii) cost reductions, (iii) improved plant efficiencies, and (iv) the adoption of SFAS 142 which eliminates the amortization of goodwill. Goodwill amortization in the Americas Division was $9 million and $29 million in the third quarter and first nine months of 2001. The improved operating margins for the three and nine months ended September 30, 2002 were reduced, in part, by lower sales unit volumes across most product lines and increases of $9 million and $29 million in noncash pension expense.

Operating income for the European Division, excluding restructuring and asset impairment charges, was 12.0% and 11.0% of net sales in the quarter and nine months ended September 30, 2002 compared to 9.0% and 9.6% for the same periods in 2001. The improvement in operating margins was primarily due to the adoption of SFAS 142 which eliminates the amortization of goodwill, cost reductions and improved pricing, primarily for food cans. Goodwill amortization was $19 million and $56 million for the quarter and nine months ended September 30, 2001. The improvement in the quarter and nine months ended September 30, 2002 was offset, in part, by a decrease of $10 million and $30 million in noncash pension income and lower sales unit volumes.

Asia-Pacific Division operating income was $11 million and $29 million, or 12.8% and 11.7% of net sales, respectively, for the three and nine months ended September 30, 2002 compared to $8 million and $19 million or 9.4% and 7.9% of net sales, respectively, for the same periods in 2001. The improvement is primarily due to increased demand for beverage cans in China and throughout Southeast Asia.

Loss on Sales of Assets

During the first quarter of 2002, Crown completed the sales of its U.S. fragrance pumps business, its European pharmaceutical packaging business, and its 15% shareholding in Crown Nampak (Pty) Ltd. for total net proceeds of $181 million. A net loss of $32 million was recognized in connection with these sales, including a tax charge of $8 million. During the third quarter of 2002, Crown completed the sale of its businesses in Central and East Africa for net proceeds of $17 million, and recorded a net loss of $3 million on the sale. Crown’s operations in Zambia were excluded from the sale pending regulatory approval, which was subsequently obtained. During the first nine months of 2002, Crown sold various other assets for $12 million with no net gain or loss. During the first nine months of 2001, Crown sold various assets for $9 million and recognized a net gain of $1 million.

Net Interest Expense

Net interest expense decreased $31 million and $81 million, respectively, for the three and nine months ended September 30, 2002 versus the same periods in 2001, primarily due to lower interest rates and lower average debt outstanding. The lower average debt outstanding primarily reflects Crown’s reduction of its working capital, proceeds from sales of businesses and, to a lesser extent, the early extinguishment of debt through debt for equity exchanges.

Translation and Exchange Adjustments

Translation and exchange losses of $6 million and $24 million for the three and nine months ended September 30, 2002 included translation losses of $2 million and $13 million, respectively, from the currency devaluation in Argentina. The remaining losses were primarily due to devaluations in Colombia and Brazil.

Taxes on Income

The effective tax rate for the third quarter of 2002 was 4.1%. The low effective rate was primarily due to a tax credit of $24 million from the carryback of previous U.S. tax losses. Excluding this credit, the effective rate was 37.0%. During the third quarter of 2002, Crown adjusted its tax revenues and valuation allowances for (i) the reversal of $20 million of potential tax liabilities due to the completion of audits in the Americas, (ii) a charge of $20 million for a potential liability arising from an audit in Europe, (iii) the recognition of $8 million of tax credits in Europe, (iv) a charge of $5 million to increase the valuation allowance for third quarter U.S. tax losses created in 2002, and (v) a charge of $4 million for potential liabilities arising in the Americas.

The effective tax rate for the nine months ended September 30, 2002, was 43.0%. The tax expense includes (i) a tax charge of $8 million related to a pre-tax loss on asset disposals of $27 million, primarily due to the non-deductible write-off of goodwill, (ii) a charge of $20 million to increase the valuation allowance for U.S. tax losses created in 2002, (iii) a credit of $24 million primarily due to the carryback of U.S. losses, and (iv) the third quarter reserve and allowance adjustments noted above. Excluding these items, the effective tax rate was 33.3%.

Minority Interests, Net of Equity Earnings

The charge for minority interests, net of equity earnings, increased $8 million for the nine months ended September 30, 2002 compared to the same period in 2001. The increase is primarily due to increased profits in Crown’s joint venture beverage can operations in the Middle East, China and Vietnam.

Fiscal Year Ended December 31, 2001 Compared to Fiscal Year Ended December 31, 2000 and Fiscal Year Ended December 31, 2000 Compared to Fiscal Year Ended December 31, 1999

Financial results (operating income, pre-tax income, net income and earnings per share) for 2001, 2000 and 1999 were impacted by charges for asbestos, restructuring, asset impairments and deferred tax asset adjustments as summarized below.

For asbestos, pre-tax charges of $51 million ($51 million after-tax or $0.41 per share), $255 million ($166 million after-tax or $1.32 per share) and $163 million ($106 million after-tax or $.87 per basic share and $.82 per diluted share) were recorded in 2001, 2000 and 1999, respectively. Further information concerning the provision for asbestos is included in note L to Crown’s audited consolidated financial statements and under “Provision for Asbestos” later in this section.

For restructuring, pre-tax charges of $48 million ($46 million after-tax or $0.37 per share) and $52 million ($37 million after-tax or $0.29 per share) and a credit of $7 million ($5 million after-tax or $0.04 per share) were recorded in 2001, 2000 and 1999, respectively. Further information concerning the restructuring plans, including an analysis of the restructuring accrual, is included in note M to Crown’s audited consolidated financial statements and under “Provision for Restructuring” later in this section.

For asset impairments, pre-tax charges of $215 million ($210 million after-tax or $1.67 per share) and $26 million ($19 million after-tax or $0.15 per share) were recorded in 2001 and 2000, respectively. Further information concerning the asset impairment charges is included in note N to Crown’s audited consolidated financial statements and under “Provision for Asset Impairments” later in this section.

During 2001, Crown recorded a charge of $452 million ($3.60 per share) to fully reserve its pre-2001 U.S. deferred tax assets. Additionally, tax benefits recognized on U.S. losses in the first three quarters of 2001 were reversed in the fourth quarter. Further information concerning this charge is included in note W to Crown’s audited consolidated financial statements.

Net Income and Earnings Per Share

Net loss was $972 million for the year ended December 31, 2001, an increase of $796 million from the loss for the same period in 2000. Loss per share was $7.74 for the year ended December 31, 2001, an increase of $6.34 from the loss per share of $1.40 for 2000. The increased losses were primarily due to (i) an increase in the tax valuation allowance to fully reserve for net U.S. deferred tax assets recognized in prior periods, (ii) lower operating income in the Americas and Europe, (iii) tax benefits not taken on 2001 U.S. operating losses, (iv) provisions for asset impairments related to the sale of certain African subsidiaries and (v) higher interest expense; partially offset by a lower provision for asbestos.

The net loss of $176 million in 2000 was a decrease of $342 million from net income of $166 million in 1999. Net loss per share of $1.40 was a decrease of $2.76 from earnings per share of $1.36 in 1999. The decrease in earnings from 1999 was due primarily to (i) lower divisional operating income, (ii) higher charges for asbestos and restructuring, (iii) a bad debt provision in 2000 for a food can customer in Chapter 11 proceedings and (iv) higher interest expense, partially offset by the reduction in the preference dividend as the outstanding acquisition preferred stock was converted into common stock in 2000.

Net Sales

Net sales and cost of products sold for 1999 have been restated to conform with EITF 00-10, adopted in the fourth quarter of 2000. This reporting standard requires that freight and handling costs be reported as an element of cost of products sold rather than, as previously reported, a reduction of sales.

Net sales during 2001 were $7.2 billion, a decrease of $102 million or 1.4% versus 2000 net sales of $7.3 billion. Net sales during 1999 were $8.0 billion. Sales from U.S. operations decreased 2.8% and 8.3% in 2001 and 2000, respectively. Non-U.S. sales decreased ..4% and 9.3% in 2001 and 2000, respectively. U.S. sales accounted for 40.3% of consolidated net sales in 2001, 40.9% in 2000 and 40.6% in 1999.

	Net Sales (in millions)			% Increase/(Decrease)
DIVISION	1999	2000	2001	2000/1999	2001/2000
Americas	$3,962	$3,742	$3,666	(5.6)	(2.0)
Europe	3,703	3,239	3,200	(12.5)	(1.2)
Asia-Pacific	333	308	321	(7.5)	4.2

	$7,998	$7,289	$7,187	(8.9)	(1.4)

The decrease in 2001 Americas Division net sales was due to (i) lower selling prices for beverage cans and (ii) a 4.0% decrease in food can volumes in North America due to generally lower market demand for food cans and the bankruptcy of a large food can customer in 2000, partially offset by (i) a 2.6% increase in beverage can unit volumes and (ii) increased sales unit volumes of PET beverage bottles, custom PET bottles and plastic beverage and specialty closures.

The decrease in 2000 Americas Division net sales was due to (i) sales unit volume declines in the U.S. metal packaging product lines and (ii) divested operations of $87 million; partially offset by (i) the partial recovery of increased aluminum and resin costs from customers and (ii) sales unit volume increases in Latin America beverage cans and U.S. plastic beverage closures. The U.S. metal packaging volume declines, which accounted for approximately $200 million of the decrease, were primarily due to an overall decline in the U.S. beverage can market and reduced volume requirements from a food can customer who filed for Chapter 11 bankruptcy protection during the second quarter of 2000. Latin American sales increased by $41 million versus 1999, primarily due to the increase in the Brazilian beverage can market. U.S. plastic beverage closure sales unit volume increased 12% versus 1999 and U.S. PET beverage bottle sales decreased approximately 1% versus 1999. U.S. sales accounted for 78.6% of division net sales in 2001, 79.7% in 2000 and 82.0% in 1999.

Excluding the unfavorable impact of foreign currency translation of $112 million, European Division net sales increased $73 million or 2.3% in 2001 over 2000. The increase in net sales was primarily due to sales unit volume increases of (i) beverage cans in Spain, (ii) food cans in Greece, Central and Eastern Europe and Africa, (iii) PET performs and bottles in the U.K. and (iv) health and beauty care packaging and plastic closures across most operations. These volume gains were partially offset by lower sales unit volumes of (i) food cans in France and (ii) beverage cans in the Middle East. Selling prices for beverage and food cans in the U.K. decreased due in part to the strength of sterling versus the euro.

Excluding the unfavorable impact of foreign currency translation of $398 million, European Division net sales in 2000 decreased $66 million or 1.8% from 1999. The decrease was primarily due to volume losses of approximately $55 million, or 1.7% in constant dollars, and selling price reductions of approximately $7 million. The sales unit volume losses were primarily due to (i) food can sales in the United Kingdom, France and Italy, and (ii) beverage can and plastic beverage bottle sales in the United Kingdom; partially offset by increased volumes in the health and beauty care packaging, plastic closure, French and Spanish beverage can, and Eastern European food can operations. Selling price decreases in the food can and beverage can operations, due in part to the strength of the sterling versus the euro and the pass-through to food can customers of lower steel costs, were offset by higher selling prices in the plastics operations, primarily due to the pass-through of higher resin costs.

The increase in Asia-Pacific Division net sales in 2001 over 2000 was due to increased beverage can unit volume in Southeast Asia and food can and plastic beverage closure volumes throughout the division, partially offset by $14 million of unfavorable currency translation.

The decrease in net sales for the Asia-Pacific Division in 2000 versus 1999 was primarily due to $21 million of decreased beverage can sales in China and $7 million of unfavorable foreign currency translation, primarily in Thailand. The decrease in China beverage can sales was due to a reduction in customer requirements and continued pressure on selling prices. Selling price decreases in Thailand were partially compensated by higher unit volumes.

Cost of Products Sold

Cost of products sold for 2001, excluding depreciation and amortization, was $6.1 billion, an increase of 1.4% from $6.0 billion in 2000, which was 5.4% lower than 1999. The increase in 2001 was primarily due to increased sales unit volumes across many product lines and unfavorable production variances as Crown reduced inventories as part of its working capital reduction initiative. The decrease in 2000 was due to the appreciation of the U.S. dollar against most foreign currencies and generally lower sales unit volumes; partially offset by increased raw material and energy costs, and a charge of $55 million against receivables due from a food can customer in Chapter 11 bankruptcy proceedings. As a percentage to net sales, cost of products sold (excluding depreciation and amortization) was 84.4% in 2001 as compared to 82.1% in 2000 and 79.1% in 1999. The increase as a percentage to sales in 2001 was due to reduced selling prices across many product lines and unfavorable production variances as Crown reduced working capital levels. The increased percentage in 2000 was due to reduced selling prices and the charge against receivables noted above.

Selling and Administrative Expense

Selling and administrative expense for 2001 was $310 million, a decrease of 1.3% from the 2000 expenses of $314 million, following a decrease of 9.8% from $348 million in 1999. The decreases in 2001 and 2000 were due to lower headcount and the impact of currency translation. The decrease in 2000 also included a reduction in net research and development spending.

Operating Income

Crown views operating income as the principal measure of performance before interest costs and other non-operating expenses. Operating income, after provisions for asbestos, restructuring and asset impairments, was $1 million, $165 million and $646 million in 2001, 2000 and 1999, respectively. Operating income, before these provisions, was $315 million, $498 million and $802 million in 2001, 2000 and 1999, respectively. As a percentage of net sales, operating income before these provisions was 4.4% in 2001, 6.8% in 2000 and 10.0% in 1999.

An analysis of operating income by division, before provisions for asbestos, restructuring and asset impairments (as described in the introduction portion of this section) follows:

	Operating Income (in millions)			% Increase/(Decrease)
DIVISION	1999	2000	2001	2000/1999	2001/2000
Americas	$384	$214	$107	(44.3)	(50.0)
Europe	456	342	266	(25.0)	(22.2)
Asia-Pacific	31	22	27	(29.0)	22.7
Corporate	(69)	(80)	(85)	(15.9)	(6.3)

	$802	$498	$315	(37.9)	(36.7)

Operating income in the Americas Division was 2.9% of net sales in 2001 versus 5.7% in 2000 and 9.7% in 1999. The decrease in 2001 operating income and margin was due to (i) lower selling prices in the North American beverage can market, (ii) reduced U.S. food can sales volumes, (iii) increased pension expense due to lower return on pension plan assets and (iv) unfavorable production variances related to lower production levels as Crown reduced inventories as part of its working capital reduction initiative. The decrease was partially offset by increased sales volumes division-wide of beverage cans, PET bottles and plastic beverage and specialty closures. The decrease in 2000 operating income and margins was due to (i) a charge of $55 million against a receivable from a food can customer that filed a voluntary Chapter 11 bankruptcy petition, (ii) sales unit volume declines in the U.S. metal packaging product lines, (iii) increased resin costs that were not fully recovered, (iv) decreased profits for U.S. beverage cans due to competitive pressures on selling prices and (v) increased energy costs; partially offset by (i) improved beverage can volumes in Latin America and (ii) increased sales volumes in health and beauty care packaging. U.S. pension expense of $19 million in 2001 is estimated to be an expense of approximately $54 million in 2002, primarily due to the lower value of pension plan assets at December 31, 2001 versus the end of 2000.

European Division operating income was 8.3% of net sales in 2001 versus 10.6% in 2000 and 12.3% in 1999. The decrease in operating income for 2001 was due primarily to cost/price pressures across most operations and lower food can sales unit volumes in France, partially offset by strong volume demand for beverage cans in Spain, health and beauty care packaging throughout the region and, to a lesser extent, PET preforms and bottles in the U.K. Recent cost reduction programs, including announced restructuring actions, have contributed to operating income. Excluding the negative exchange rate effect of $50 million, the decrease in 2000 operating income and margins was due to (i) increased resin and aluminum costs, (ii) lower selling prices in the food can operations, (iii) lower food can volumes in the United Kingdom, France and Italy and (iv) lower beverage can and plastic beverage bottle volumes in the United Kingdom; partially offset by (i) increased volumes in the health and beauty care packaging operations, (ii) cost reductions throughout the food can and beverage can operations and (iii) increased pension income in the United Kingdom. The strength of the sterling versus the euro also contributed to reduced selling prices and operating income in United Kingdom operations. Crown believes that selling price pressure, largely in the United Kingdom due to the strength of the sterling against the euro, will continue in 2002. U.K. pension income is expected to be approximately $30 million in 2002 compared to $74 million in 2001.

Operating income in the Asia-Pacific Division was 8.4% of net sales in 2001 versus 7.1% in 2000 and 9.3% in 1999. The improvement in 2001 was due to beverage can sales unit volume growth, particularly in Southeast Asia, and higher sales unit volumes of food cans and plastic beverage closures throughout the division. The decrease in 2000 operating income and margins was primarily due to selling price decreases in China and Thailand. The Chinese beverage can market continues to suffer from overcapacity.

Provision for Asbestos

Crown Cork is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. These claims arose from the insulation operations of a U.S. company, the majority of whose stock Crown Cork purchased in 1963. Approximately ninety days after the stock purchase, this U.S. company sold its insulation operations and was later merged into Crown Cork.

Prior to 1998, the amounts paid to asbestos claimants were covered by a fund of $80 million made available to Crown Cork under a 1985 settlement with carriers insuring Crown Cork through 1976, when Crown Cork became self-insured. Until 1998, Crown considered that the fund was adequate and that the likelihood of exposure in excess of the amount of the fund was remote. This view was based on Crown Cork’s analysis of its potential exposure, the balance available under the 1985 settlement, historical trends and actual settlement ranges. However, an unexpected increase in claims activity, along with several larger group settlements, caused

Crown Cork to reevaluate its position. As a consequence, Crown Cork recorded a charge of $125 million in 1998 for the uninsured portion of future claims.

Each quarter, Crown Cork continues to review and analyze its claim experience, settlement trends, changes in the litigation environment and other factors to determine the adequacy of its asbestos accrual. In 2000 and again in 2001, Crown Cork engaged an expert in the field of medical demographics to perform an independent evaluation of its potential asbestos liability. Adjustments to the asbestos accrual are made based on changes to the above-mentioned factors after consultation with its experts and legal counsel.

During 2001, 2000 and 1999, respectively, Crown Cork (i) received 53,000, 44,000 and 33,000 new claims, (ii) settled or dismissed 31,000, 40,000 and 58,000 claims and (iii) had 66,000, 44,000 and 40,000 claims outstanding at the end of the respective years. The claims above exclude 32,000 pending claims involving plaintiffs who allege that they are, or were, maritime workers subject to exposure to asbestos, but whose claims Crown Cork believes, based on counsel’s advice, will not, in the aggregate, involve any material liability. During 2001, one jurisdiction accounted for 25,000 claims received, 17,000 of which were settled for $4 million.

During 2001, 2000 and 1999, respectively, Crown Cork (i) recorded pre-tax charges of $51 million, $255 million and $163 million to increase its accrual, (ii) made asbestos-related payments of $118 million, $94 million and $50 million and (iii) had outstanding accruals of $347 million, $420 million and $249 million at the end of the respective years. The 2001 charge of $51 million included an allowance of $6 million for an insurance receivable. The 1999 payments of $50 million were net of insurance proceeds of $35 million.

In December 2001, the Commonwealth of Pennsylvania enacted legislation that limits the asbestos-related liabilities of Pennsylvania corporations that are successors by corporate merger to companies involved with asbestos. The legislation limits the successor’s liability for asbestos to the acquired company’s asset value. Crown Cork has already paid significantly more for asbestos claims than the acquired company’s asset value. On June 12, 2002, Crown received a favorable ruling from the Philadelphia Court of Common Pleas on Crown Cork’s motion for summary judgment regarding the 376 asbestos-related cases pending against it in that court based upon application of the legislation (In re Asbestos Litigation, October Term 1986, Number 001). The plaintiffs claimed that the legislation was procedurally inapplicable and that, if applicable, it violated due process and other clauses of the United States and Pennsylvania constitutions. That ruling has been appealed by the plaintiffs and Crown Cork has asked the Supreme Court of Pennsylvania to conduct an expedited review of the decision. The Supreme Court of Pennsylvania accepted this appeal, oral argument was held in October 2002 and a decision could come at any time. An unfavorable decision may increase the number of claims against Crown Cork and Crown Cork’s total asbestos liabilities, which may in turn require an increase in Crown’s accrual for pending and future asbestos-related claims.

Based on the updated report of the independent expert, Crown Cork’s own review and the view of counsel concerning the possible effects of the new legislation described above, at December 31, 2001, Crown Cork estimated that its probable and estimable asbestos liability for pending and future asbestos claims will range between $347 million and $580 million. The accrual balance of $347 million at the end of 2001 includes $157 million for committed settlements that will be paid over time.

As of September 30, 2002, Crown Cork’s accrual for pending and future asbestos-related claims was $268 million, a decrease of $79 million since December 31, 2001 due to payments made during the first nine months of 2002. The 2002 payments included amounts for claims that were settled in previous years. The accrual of $268 million includes $73 million for committed settlements that will be paid over time and approximately $118 million for unasserted claims. Aggregate settlement amounts, including amounts committed to be paid in future periods, were $50.0 million for claims settled during the first nine months of 2002 and $92 million, $100 million and $66 million, respectively, for claims settled during 1999, 2000 and 2001. Assumptions underlying the accrual and the range of potential liability include that claims for exposure to asbestos that occurred after the sale of the U.S. company’s insulation business in 1964 would not be entitled to settlement payouts and that the Pennsylvania asbestos legislation described above is expected to have a favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims. Crown Cork’s accrual includes estimates for probable costs for claims through the year 2012. The upper end of Crown Cork’s estimated range of possible asbestos costs of $501 million includes claims beyond that date.

While it is not possible to predict the ultimate outcome of the asbestos-related claims and settlements, Crown Cork believes, after consultation with counsel, that resolution of these matters is not expected to have a material adverse effect on its financial position. Crown Cork cautions, however, that these estimates for asbestos cases and settlements are difficult to predict and may be influenced by many factors. Accordingly, these matters, if resolved in a manner different from the estimate, could have a material effect on the financial position of Crown Cork.

Provision for Restructuring

During 2001, Crown provided $48 million ($46 million after-tax or $0.37 per share) for costs associated with (i) the closure of six U.S. food can plants, two European crown operations, a European food can plant and a European PET bottle plant and (ii) severance related to downsizing three plants in Africa; partially offset by a credit for reversal of severance charges recognized in 2000 for certain restructuring plans which it decided not to pursue. Included in the net provision for 2001 were (i) $20 million for severance and related benefits, (ii) $20 million for asset write-downs, (iii) $14 million for lease termination and other exit costs and (iv) a credit of $6 million for the reversal of severance. The severance charge was associated with the termination of approximately 700 employees, 600 of whom were directly involved in manufacturing operations. Crown anticipates that the restructuring actions will save $25 million before tax on an annual basis when fully implemented.

During 2000, Crown provided $52 million ($37 million after-tax or $0.29 per share) for costs associated with overhead structure modifications in Europe, the closure of three plants in the Americas Division and the loss on sale of a South American operation to local management. This provision included (i) $42 million for severance costs for approximately 1,000 employees, (ii) $5 million for lease termination and other exit costs, (iii) $1 million for the write-down of assets and (iv) $4 million for the loss on sale.

During 1999, Crown recorded a net restructuring credit of $7 million ($5 million after-tax or $0.04 per share), reflecting (i) the reversal of severance and other costs provided for in 1998 for the closing of a plant that it did not close and (ii) charges related to a plant closure in Europe and the reorganization of its worldwide research and development functions. The decision not to close the plant was based on a customer’s decision to increase its purchases in that plant’s market.

The write-downs of assets were made under announced restructuring plans, as the carrying values exceeded Crown’s estimated proceeds from abandonment or disposal. The sale of plant sites typically requires more than one year to complete due to preparations for sale, such as site cleanup and buyer identification, as well as market conditions and the location of the properties.

Provision for Asset Impairments

During 2001, Crown recorded non-cash asset impairment charges of $215 million ($210 million after-tax or $1.67 per share) to write-down investments in consolidated and non-consolidated affiliates, goodwill and property, plant and equipment. Of the total impairment charge, $204 million arose from Crown’s divestitures of certain interests in Africa, including $71 million for the reclassification of cumulative translation adjustments to earnings. For details of the divestitures, see note J to Crown’s consolidated financial statements. The remaining impairment charge of $11 million was due to the write-down of surplus equipment.

A charge of $26 million ($19 million after-tax or $0.15 per share) was recorded in 2000 to write-off a minority interest in a machinery company and an investment in Moldova due to uncertainty regarding the ultimate recovery of these investments. The events that triggered the impairment review by Crown were the Chapter 11 bankruptcy petition filed by the machinery company and the politically unstable environment in Moldova.

(Gain)/Loss on Sale of Assets

During 2001, Crown sold various surplus properties and other assets for a total of $28 million and realized a net gain of $2 million. In 2000, Crown sold various assets for a total of $28 million, realizing a net loss of $1 million. In 1999, Crown sold its composite can business for $44 million in cash. Gains of $18 million were realized from the sales of the composite can business and seventeen surplus properties in 1999.

Interest Expense, Net of Interest Income

Interest expense, net of interest income, was $437 million in 2001, an increase of $64 million or 17.2% compared to 2000 net interest expense of $373 million. Net interest expense in 1999 was $342 million. The increase in 2001 was primarily due to higher interest rates and fees incurred in connection with the extension of Crown’s $2.5 billion credit facility and new borrowings under a $400 million term loan. The increase in 2000 was primarily due to higher interest rates, partially offset by a decrease of approximately $11 million due to foreign currency translation. The tightening bank credit environment and concern over its asbestos exposure and operating results contributed to downgrades in its credit ratings during 2001 and 2000 by the major rating agencies. Due to these downgrades, Crown lost access to several sources of lower cost financing, including the commercial paper market. Further information about the credit facility and term loan are summarized in the Liquidity and Capital Resources section below and in notes R and S to Crown’s audited consolidated financial statements.

Translation and Exchange Adjustments

Unfavorable foreign exchange adjustments of $10 million, $8 million and $13 million were recorded in 2001, 2000 and 1999, respectively, primarily from the remeasurement of Crown’s non-U.S. subsidiaries with a U.S. dollar functional currency, including Brazil, Turkey and Argentina. Crown remains exposed to deteriorating economic conditions in Argentina. At December 31, 2001, Crown’s investment in its Argentine affiliates was $61 million.

Provision for Income Taxes

Excluding the tax valuation allowance adjustment of $452 million to fully reserve for prior period U.S. deferred tax assets, the effective rate on income or loss was (17.1%) in 2001 compared to 26.7% in 2000 and 34.0% in 1999. The change in the adjusted effective rate for 2001 was primarily due to no tax benefit being taken in 2001 on either the U.S. losses or the African asset impairment loss. The decrease in the 2000 effective rate was due to non-deductible goodwill amortization. Benefits recorded in 2000 for the reduction of reserves for tax contingencies were offset by a net charge for valuation allowance adjustments. A reconciliation of the U.S. federal statutory rate to Crown’s effective rate is presented in note W to Crown’s audited consolidated financial statements.

Minority Interests, Net of Equity Earnings

Minority interests share of net income was $10 million, $18 million and $23 million in 2001, 2000 and 1999, respectively. The decrease in 2001 was due to (i) losses in Crown’s beverage can operations in Vietnam and PET operations in Hungary and Turkey, (ii) the purchase of the minority shares in CarnaudMetalbox Asia Limited during the second quarter of 2000 and (iii) lower profits in Morocco; partially offset by improved results in Brazil. The decrease in 2000 was due to (i) decreased operating income in Crown’s Chinese beverage can operations, (ii) the purchase of the minority shares in CarnaudMetalbox Asia Limited during the second quarter of 2000 and (iii) reduced profits in Crown’s operations in Greece; partially offset by better results in the Brazilian and Colombian beverage can operations.

Equity in earnings of affiliates was $6 million, $3 million and $0 million in 2001, 2000 and 1999, respectively. The increases in 2001 and 2000 were due to continued improvement in Crown’s joint venture operations in the Middle East and South America.

Financial Position

Liquidity and Capital Resources

Cash of $219 million was provided by operations in the first nine months of 2002 versus $97 million used in operations over the same period in 2001. The improvement was due to (i) improved operating results, (ii) reduced interest payments, including prepayments made in 2001 in connection with Crown’s amended and restated multicurrency credit facility and new term loan and (iii) Crown’s continued focus on working capital management. Crown’s working capital typically increases during the first three quarters of each year and decreases significantly in the fourth quarter.

Cash flow from operations included $85 million from Crown’s receivables securitization programs. Crown’s North American program provides for the accelerated receipt of up to $350 million of cash from an available pool of receivables.

Investing activities provided cash of $126 million during the first nine months of 2002 compared to a use of $131 million in the prior year period. The improvement is due to lower capital spending and $210 million of net proceeds received from the sales of the U.S. fragrance pumps business ($100) million, the European pharmaceutical packaging business ($57) million, Crown’s 15% shareholding in Crown Nampak (Pty) Ltd. ($24) million, the businesses in Central and East Africa ($17) million, and other assets ($12) million.

Financing activities used cash of $567 million during the first nine months of 2002, compared to cash provided of $189 million during the same period in 2001. The increase in cash flows from operating and investing activities was used to reduce short-term borrowings and repay notes that came due in September 2002.

Crown cannot access the commercial paper markets due to downgrades in its credit rating and, as a result, Crown funds its operations through its $2.5 billion multicurrency credit facility. On March 2, 2001, Crown amended and restated its $2.5 billion revolving credit facility and obtained a $400 million term loan. In connection with the revolving credit facility and term loan, Crown has pledged as collateral the stock of certain subsidiaries and substantially all of the assets of the borrowing companies and its U.S. subsidiaries. Excluded are those assets which are already pledged, are precluded from being pledged under existing or anticipated agreements, or are impractical to pledge under local law. The revolving credit facility and term loan contain covenants, which include (i) interest coverage and leverage ratios, (ii) restrictions on the repayment of notes, debentures and private placements, (iii) restrictions on the assumption of indebtedness and payment of dividends and (iv) restrictions on the use of proceeds from asset sales. Any revolving credit facility or term loan repayments made using proceeds from the sale of assets will permanently reduce the funds available under the agreements. The amended and restated revolving credit facility bears interest at LIBOR plus 2.5% and the maturity date was extended to December 8, 2003. The original term loan bore interest at LIBOR plus 3.5% and had an original maturity date of February 4, 2002.

On January 30, 2002, $225 million of the term loan was extended to August 4, 2002, and the remaining $175 million was subsequently repaid on its original due date. Repayment of the $175 million was made using net proceeds of $100 million from the sale of the U.S. fragrance pumps business and $75 million of availability under Crown’s existing credit facility. The balance of the term loan was further reduced to $144 million during the first quarter of 2002 using net proceeds of $81 million received from the sales of Crown’s European pharmaceutical packaging business and its 15% shareholding in Crown Nampak (Pty) Ltd. The extended portion of the term loan bears interest at LIBOR plus 4.5%.

At September 30, 2002, Crown had $2,187 million of senior secured bank debt due December 8, 2003, and a secured term loan of $43 million due December 16, 2002. Crown repaid the secured term loan prior to such date with proceeds from the Constar initial public offering. In addition to the bank debt and the term loan, Crown had $2,168 million of outstanding notes and debentures, including $195 million due April 15, 2003 and $395 million due December 15, 2003. As of September 30, 2002, $199 million was available under the credit facility.

During the third quarter of 2002, Crown exchanged 9.0 million shares of its common stock, with a market value of $60 million, for certain of Crown’s outstanding notes and debentures with a total face value of $61 million and accrued interest of $2 million. These exchanges included certain of the notes due September 2002 as described below.

As of June 30, 2002, Crown had $234 million of outstanding notes with a maturity date of September 1, 2002. During the third quarter of 2002, Crown exchanged shares of its common stock for $22 million face value of these notes and repaid the remaining balance of $212 million.

In August 1999, Crown sold $350 million of 7.125% public debt securities utilizing the remaining securities available on its November 26, 1996 shelf registration. Those notes matured on September 1, 2002 and were repaid. The proceeds of those notes were used to pay down short-term commercial paper.

In December 1999, Crown sold € 300 million 6% senior notes through its wholly owned finance subsidiary, Crown Cork & Seal Finance S.A. Those notes are unconditionally and irrevocably guaranteed by Crown and will mature December 6, 2004. Those notes are not registered under the Securities Act, but are listed on the Luxembourg Stock Exchange. The proceeds of those notes were used to pay down short-term indebtedness.

Crown is highly leveraged. The ratio of total debt (net of cash and cash equivalents) to total capitalization was 82.9%, 68.3% and 60.3% at December 31, 2001, 2000 and 1999, respectively. Total capitalization is defined by Crown as total debt (net of cash and cash equivalents), minority interests and shareholders’ equity. The increase in the ratio of total debt to total capitalization is due to the reduction in shareholders’ equity caused primarily by the net loss and the minimum pension liability adjustment. Contractual obligations as of December 31, 2001 are summarized in the table below.

	Payments Due by Period (in millions)
	2002	2003	2004	2005	2006	2007 & after	Total
Short-term debt	$464						$ 464
Long-term debt	381	$2,777	$272	$407	$305	$714	4,856
Operating leases	31	24	19	13	10	35	132

Total contractual cash obligations	$876	$2,801	$291	$420	$315	$749	$5,452

In 2003, Crown expects that a significant portion of its cash flow will be dedicated to interest and principal payments on its outstanding indebtedness. In addition, Crown was required to fund its U.S. and Canadian pension plans for approximately $75 million in 2002 and made asbestos-related payments of approximately $114 million.

Total debt, net of cash and cash equivalents, was $4,338 million at September 30, 2002, compared to the December 31, 2001 level of $4,864 million. Total debt, net of cash and cash equivalents, as a percentage to total capitalization was 90.9% at September 30, 2002 as compared to 82.9% at December 31, 2001. Total capitalization is defined as total debt, net of cash and cash equivalents, minority interests and shareholders equity. The decrease in total debt, net of cash and cash equivalents, from December 31, 2001, is primarily due to the proceeds from the sales of businesses that were used to reduce debt. The increase in total debt as a percentage of total capitalization was affected by a reduction in shareholders’ equity due to the net loss in the first nine months of 2002 resulting from a cumulative effect of a change in accounting.

During the fourth quarter of 2002, Crown sold approximately 89.5% of Constar’s shares and Constar repaid a $350 million note distributed by Constar to Crown. The proceeds from the repayment of the note and the sale of Constar shares in the offering was used to repay the term loan and then to reduce the borrowings under the senior secured bank debt. In connection with the Constar transaction Crown recognized a loss of $213 million.

The refinancing plan discussed elsewhere in this filing is part of Crown’s overall strategy for meeting its short-term and long-term obligations, improving its financial position and enhancing its ability to refinance or extend its bank debt due in December 2003. Additional strategies include (i) generating additional cash from operations through working capital reductions, (ii) issuing debt or equity securities and (iii) entering into asset securitization programs in Europe. Repayment of its scheduled obligations in 2003 will be dependent upon the implementation of the refinancing plan or one or more of the other strategies mentioned above. As a result of the downgrades in its credit ratings during 2000 and 2001 and the uncertainties regarding its asbestos-related liabilities, Crown’s ability to obtain new financing has been restricted. There can be no assurance that the refinancing plan will be completed or that Crown will be able to complete any of its additional strategies on a timely basis or on favorable terms. If Crown is unable to complete the refinancing plan or a similar plan prior to the filing of its Annual Report on Form 10-K for the year ended December 31, 2002, Crown believes that it is likely to receive a going concern qualification in the audit opinion included within such report. The receipt of such qualification would have an adverse impact on Crown including, in the absence of a waiver, a default under some of Crown’s outstanding indebtedness including, without limitation, Crown’s existing credit facility.

The refinancing plan, if completed, is expected to reduce Crown’s total debt, extend its debt maturities and increase its annual interest expense. See “Summary—Refinancing Plan,” “Capitalization” and “Unaudited Pro Forma Consolidated Condensed Financial Information” for more information regarding the possible impact of the refinancing plan on Crown’s capital structure, liquidity and cash flow.

Market Risk

In the normal course of business, Crown is exposed to fluctuations in currency values, interest rates, commodity prices and other market risks. Crown manages these risks through a program that includes the use of derivative financial instruments, primarily swaps and forwards, which involve little complexity and are not used for trading or speculative purposes. Crown’s objective in managing its exposure to market risk is to limit the impact on earnings and cash flow.

International operations, principally European, constitute a significant portion of Crown’s consolidated revenues and identifiable assets. These operations result in a large volume of foreign currency commitments and transactions and significant foreign currency net asset exposures. Crown manages foreign currency exposures at the operating unit level. Exposures that cannot be naturally offset within an operating unit are hedged with derivative financial instruments when possible. Foreign exchange contracts which hedge defined exposures generally mature within twelve months. Crown does not generally hedge its exposure to translation gains or losses on its non-U.S. net assets because cash flows are often reinvested within the operations which generate them and, where possible, borrowings are obtained in the local functional currency. Crown has also entered into cross-currency swaps to hedge the related foreign currency exchange risk related to subsidiary debt which is denominated in currencies other than the functional currency of the related subsidiary. The swaps outstanding at September 30, 2002 effectively convert U.S. dollar-denominated debt into local currency debt for both interest and principal.

The table below provides information in U.S. dollars (in millions) as of September 30, 2002 about Crown’s forward currency exchange contracts. The majority of the contracts expired in 2002.

Buy/Sell	Contract Amount (in millions)	Average Contractual Exchange Rate
Sterling/Euros	$ 36	1.57
U.S. dollars/Sterling	31	0.64
Euros/Sterling	27	0.63
Euros/Swiss Francs	26	1.46
U.S. dollars/Euros	24	1.03
Euros/Polish Zloty	21	4.07
Singapore dollars/U.S. dollars	16	0.56
U.S. dollars/Canadian dollars	13	1.58
U.S. dollars/Thai Baht	12	42.50
Sterling/U.S. dollars	8	1.51
Euros/U.S. dollars	7	0.93
U.S. dollars/Malaysian Ringgitt	7	3.81
Miscellaneous Contracts	6

	$234

As shown above, Crown had an additional $6 million in a number of smaller contracts to purchase or sell various other currencies, principally European, as of September 30, 2002.

The notional value of $234 million for contracts outstanding at September 30, 2002 decreased by $17 million from the value at December 31, 2001 of $251 million.

Crown manages its interest rate risk, primarily from fluctuations in U.S. prime and LIBOR interest rates, in order to balance its exposure between fixed and variable rates while attempting to minimize its interest costs. Generally, Crown has maintained variable interest rate debt at a level of 40% to 60% of total borrowings. At September 30, 2002, three cross-currency swaps were outstanding with a U.S. dollar-equivalent notional amount of $700 million. These swaps effectively convert fixed rate U.S. dollar-denominated debt into fixed rate sterling-denominated debt (sterling 302 million) and floating rate euro-denominated debt (euro 223 million). The notional amounts and maturities for the underlying U.S. dollar debt and the cross-currency swaps are the same, minimizing the impact on Crown from changing interest and foreign exchange rates.

For debt obligations, the table below presents principal cash flows and related interest rates by year of maturity. Variable interest rates disclosed represent the weighted average rates at December 31, 2001. Debt converted to fixed or variable rate debt by cross-currency swaps has been included within the appropriate debt classification.

	Year of Maturity
Debt (in millions)	2002	2003	2004	2005	2006	Thereafter
Fixed rate	$394	$ 418	$272	$407	$305	$714	*
Average interest rate	7.1%	7.4%	6.0%	8.1%	8.4%	7.5%

Variable rate	$451	$2,359
Average interest rate	5.8%	4.6%

*	Includes $200 million of debentures with a maturity of 2023 which are redeemable at the option of Crown, with prior notice to holders, at any time on or after April 15, 2003. Redemption values vary as defined in the prospectus dated January 15, 1993.

At December 31, 2000, debt outstanding included fixed rate debt of $2,537 million with an average interest rate of 7.5%, and variable rate debt of $2,812 million with an average interest rate of 7.1%.

Crown’s basic raw materials, primarily aluminum, tinplate and resins, are subject to significant price fluctuations which may be hedged by it through forward commodity contracts. Any gains or losses realized from the use of these contracts are included in inventory to the extent that they are designated and effective as hedges of the anticipated purchases. The maturities of the commodity contracts closely correlate to the anticipated purchases of those commodities. These contracts are used in combination with commercial supply contracts with customers and suppliers to minimize exposure to price volatility.

Crown’s use of financial instruments in managing market risk exposures described above is consistent with the prior year. Further information on Crown’s financing is presented in notes R, S and T to Crown’s audited consolidated financial statements.

Capital Expenditures

Consolidated capital expenditures were $168 million in 2001 compared to $262 million in 2000. Minority partner contributions to consolidated capital expenditures were $3 million in 2001 and $4 million in 2000.

Expenditures in the Americas Division were $75 million in 2001, including spending for advanced easy-open steel food can end capacity, additional SuperEnd™ beverage can end capacity, two-piece steel food can manufacturing lines in Canada and PET bottle projects in the U.S.

Spending in the European Division of $82 million included initial expenditures for the construction of a new beverage can plant in Spain, expansion of can shaping capacity in the U.K. and increased plastic closure capacity in Western Europe.

At December 31, 2001, Crown had $21 million of capital commitments. Through the first nine months of 2002 Crown had capital expenditures of $81 million, as compared to $126 million in the first nine months of 2001.

Environmental Matters

Compliance with the Environmental Protection Policy of Crown is a primary management objective and the responsibility of each employee of Crown. Crown is committed to the protection of human health and the environment and is operating within the increasingly complex laws and regulations of national, state, and local environmental agencies or is taking action aimed at assuring compliance with such laws and regulations. Environmental considerations are among the criteria by which it evaluates projects, products, processes and purchases, and, accordingly, Crown does not expect compliance with these laws and regulations to have a material effect on its competitive position, financial condition, results of operations or capital expenditures.

Crown is dedicated to a long-term environmental protection program and has initiated and implemented many pollution prevention programs with an emphasis on source reduction. It continues to reduce the amount of metal and plastic used in the manufacture of steel, aluminum and plastic containers through lightweighting programs. Crown not only recycles nearly 100% of scrap aluminum, steel, plastic and copper used in its manufacturing processes, but through its Nationwide Recyclers subsidiary, it is directly involved in plastics recycling. Many of its programs for pollution prevention reduce operating costs and improve operating efficiencies.

Crown has been identified by the EPA as a potentially responsible party (along with others, in most cases) at a number of sites. Estimated remedial expenses for active projects are recognized in accordance with generally accepted accounting principles governing probability and the ability to reasonably estimate future costs. Actual expenditures for remediation were $4 million, $2 million and $3 million in 2001, 2000 and 1999, respectively.

Crown’s balance sheet reflects estimated gross remediation liabilities of $18 million and $21 million at December 31, 2001 and 2000, respectively, and probable recoveries related to indemnification from the sellers of acquired companies and its insurance carriers of $2 million and $5 million at December 31, 2001 and 2000, respectively.

Environmental exposures are difficult to assess for numerous reasons, including the identification of new sites, advances in technology, changes in environmental laws and regulations and their application, the scarcity of reliable data pertaining to identified sites, the difficulty in assessing the involvement of and the financial capability of other potentially responsible parties and the time periods or the sometimes lengthy time periods over which site remediation occurs. It is possible that some of these matters, the outcome of which are subject to various uncertainties, may be decided unfavorably against Crown. It is, however, the opinion of Crown management, after consulting with counsel, that any unfavorable decision will not have a material adverse effect on Crown’s financial position, cash flows or results of operations.

Common Stock and Other Shareholders’ Equity

Shareholders’ equity was $804 million at December 31, 2001 compared to $2.1 billion and $2.9 billion at December 31, 2000 and 1999, respectively. The decrease in 2001 equity was primarily due to the net loss for the year of $972 million, net currency translation losses in non-U.S. operations of $60 million and a $273 million adjustment to the minimum pension liability. The decrease in 2000 equity was primarily due to the net loss for the year of $174 million, currency translation losses in non-U.S. operations of $221 million, a minimum pension liability adjustment of $213 million, dividends declared on common stock of $125 million and stock repurchases of $49 million.

Crown’s 1998 share repurchase program allows for the repurchase of up to ten million shares of outstanding common and preferred stock. Its existing credit facility, however, prohibits the repurchase of common stock except to meet the requirements for its stock-based compensation and savings plans. Crown acquired 20,695 shares, 3,165,528 shares and 1,256,700 shares of common stock for less than $1 million, $49 million and $29 million in 2001, 2000 and 1999, respectively. It also acquired 50,000 shares of acquisition preferred stock for $1 million during 1999.

Crown declared cash dividends on common stock of $125 million in 2000 and $122 million in 1999. It did not pay dividends in 2001. Crown’s existing credit facility prohibits the payment of dividends.

At December 31, 2001, common shareholders of record numbered 5,552 compared with 5,528 at the end of 2000. Total common shares outstanding were 125,702,056 at December 31, 2001 compared to 125,621,648 at December 31, 2000. In February 2000, all outstanding shares of acquisition preferred stock were converted into approximately 7.6 million shares of common stock. The data regarding shareholders’ equity, common stock outstanding and number of shareholders does not give effect to any changes after December 31, 2001, including the issuance during the nine months ended September 30, 2002 of 33.4 million shares of common stock in exchange for $271 million of debt and $7 million of accrued interest.

The Board of Directors adopted a Shareholder Rights Plan in 1995 and declared a dividend of one right for each outstanding share of common stock. Such rights only become exercisable, or transferable apart from the common stock, after a person or group acquires beneficial ownership of, or commences a tender or exchange offer for, 15% or more of the common stock of Crown. Each right then may be exercised to acquire one share of common stock at an exercise price of $200, subject to adjustment. Alternatively, under certain circumstances involving the acquisition by a person or group of 15% or more of the common stock of Crown, each right will entitle its holder to purchase a number of shares of its common stock having a market value of two times the exercise price of the right. In the event Crown is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of its common stock, each right will entitle its holder to purchase a number of the acquiring company’s common shares having a market value of two times the exercise price of the right. Crown may redeem the rights at $.01 per right at any time until the tenth day following public announcement that a 15% position has been acquired. The rights will expire on August 10, 2005.

During the fourth quarter of 2001, Crown voluntarily withdrew its listing from the Paris Bourse due to consistently low trading volumes.

Inflation

Inflation has not had a significant impact on Crown over the past three years and Crown does not expect it to have a significant impact on the results of operations or financial condition in the foreseeable future.

Critical Accounting Policies

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, impacting Crown’s reported results of operations and its financial position. Crown’s significant accounting policies are more fully described in note A to Crown’s unaudited consolidated financial statements. Certain accounting policies, however, are considered to be critical in that (i) they are most important to the depiction of the financial condition and results of operations of Crown and (ii) their application requires management’s most subjective judgment in making estimates about the effect of matters that are inherently uncertain.

Crown’s potential liability for asbestos cases is highly uncertain due to the difficulty of forecasting many factors, including the level of future claims, the rate of receipt of claims, the jurisdiction in which claims are filed, the terms of settlements of other defendants with asbestos-related liabilities, the bankruptcy filings of other defendants (which may result in additional claims and higher settlement demands for non-bankrupt defendants), and the effect of the new Pennsylvania asbestos legislation (including its validity and applicability to non-Pennsylvania jurisdictions, where the substantial majority of Crown’s asbestos cases are filed). As additional experience is gained regarding claims or other new information becomes available regarding the potential liability, Crown will reassess the potential liability and revise its estimates as appropriate.

If facts and circumstances indicate goodwill may be impaired, Crown performs a recoverability evaluation. Its policy is to compare undiscounted estimated future cash flows to the carrying amount to determine if the carrying amount is not recoverable and a write-down to fair value is required. Its estimate of future cash flows is based on assumptions about a number of factors, including future operating performance, economic conditions and technological changes, and may differ from actual future cash flows. Also, the evaluation of whether goodwill is recoverable using a discounted future cash flow model may differ from the evaluation using undiscounted future cash flows under its existing accounting policy. Effective January 1, 2002, in accordance with SFAS 142, the recoverability analysis is based on fair value rather than undiscounted cash flows.

Crown records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized in the future. The estimate of the amount that is more likely than not to be realized requires the use of assumptions concerning its future income. Actual results may differ from those estimates. Should Crown change its estimate of the amount of its deferred tax assets that it would be able to realize, an adjustment to the valuation allowance would result in an increase or decrease in net income in the period such a change in estimate was made.

Accounting for pensions and post-retirement benefit plans requires the use of estimates and assumptions regarding numerous factors, including discount rate, rate of return on plan assets, compensation increases, health care cost increases, mortality and employee turnover. Actual results may differ from Crown’s actuarial assumptions, which may have an impact on the amount of reported expense or liability for pensions or post-retirement benefits.

Recent Accounting Pronouncements

In August 2001, the Financial Standards Accounting Board (“FASB”) issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” The standard replaces the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. The standard establishes a single accounting model based on the framework established in SFAS 121 for long-lived assets to be disposed of by sale, requires that long-lived assets classified as held for sale be presented separately in Crown’s consolidated balance sheet and eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment. Effective January 1, 2002, Crown adopted SFAS 144 concurrent with SFAS 142.

In June 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations.” This standard establishes accounting guidelines for the recognition and measurement of tangible long-lived asset retirement obligations and their associated asset retirement costs. The standard is effective January 1, 2003. Adoption of the standard is not anticipated to impact Crown’s results of operations and financial position.

Additionally, in June 2001, the FASB issued SFAS 141, “Business Combinations,” and SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 141 supersedes APB Opinion No. 16, “Business Combinations.” This standard, which was effective July 1, 2001, modifies the method of accounting for business combinations entered into after June 30, 2001 and defines new accounting guidelines for intangible assets. All business combinations entered into after June 30, 2001 are accounted for using the purchase method.

Effective January 1, 2002, Crown adopted SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that amortization of goodwill and other indefinite-lived intangible assets be discontinued upon adoption of the standard. The standard also requires that goodwill and indefinite-lived intangible assets be tested for impairment, at least annually, under the guidelines established. Goodwill amortization expense was $113 million or $.90 per share in 2001, $116 million or $.92 per share in 2000 and $123 million or $1.01 per share in 1999. The unamortized value of goodwill at December 31, 2001 was $3.6 billion. During the second quarter of 2002, Crown completed its transitional impairment review and recognized a noncash, non-tax deductible impairment charge of $1.0 billion or $7.89 per share, effective January 1, 2002. In evaluating and measuring the impairment charge, estimated fair values were calculated for each reporting unit within each operating segment using a combination of market values for comparable businesses and discounted cash flow projections.

In April 2002, the FASB issued SFAS 145, “Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Provisions of SFAS 145 are effective for Crown on January 1, 2003. Among other provisions, the new standard no longer permits gains or losses from extinguishment of debt to be reported as an extraordinary item unless the extinguishment qualifies as an extraordinary item under the criteria of APB 30. Once effective, SFAS 145 requires that gains or losses that do not qualify under APB 30 should be classified within income/(loss) from continuing operations. Also upon adoption of the new standard, Crown will be required to restate prior reporting by reclassifying any such extraordinary gains or losses to income/(loss) from continuing operations. Effective October 1, 2002, Crown adopted SFAS 145 and reclassified previously reported extraordinary gains from the early extinguishment of debt and any related taxes to income/(loss) before income taxes and cumulative effect of a change in accounting.

On July 30, 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 establishes accounting guidelines for the recognition and measurement of a liability at its fair value for the cost associated with an exit or disposal activity in the period in which the liability is incurred, rather than at the date of a commitment to an exit or disposal plan. This standard is effective January 1, 2003 for all exit or disposal activities initiated after that date. Management is currently assessing the details of this standard and is preparing a plan of implementation.

In November 2002, the FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This Interpretation expands the disclosures to be made by a guarantor in its interim and annual financial statements concerning its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. Management intends to comply with the initial recognition and initial measurement provisions effective January 1, 2003 and intends to provide the disclosure requirements of FIN 45 in its 2002 Annual Report on Form 10-K. Crown does not expect the impact of the accounting requirements of FIN 45 to be material to its financial position or results of operations in future periods.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FAS 123.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Management of Crown intends to continue measuring compensation expense using the intrinsic value method as defined in APB 25 and will provide the disclosure requirements of SFAS 148 beginning with its 2002 Annual Report on Form 10-K.

CROWN’S BUSINESS

General

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods with 191 plants throughout 44 countries and over 28,000 employees. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and a wide variety of metal and plastic caps, closures and dispensing systems. Crown believes that, based on the number of units sold, it is the largest global supplier of food and aerosol cans and metal vacuum closures and the third largest global supplier of beverage cans. In addition, Crown believes that it is one of the largest producers of plastic closures in the world and the largest rigid packaging company in Europe and in Asia, excluding Japan. Crown’s leadership position in these markets with premier global consumer products companies results from its commitment to be the technology leader within the industry and to provide its longstanding customers with value-added product offerings. Crown also believes that its global operations help mitigate the adverse effects of periodic, market-specific dislocations in specific countries or regions. For the fiscal year ended December 31, 2002, Crown had pro forma net sales of approximately $6.1 billion and pro forma adjusted EBITDA of approximately $762 million. Approximately 45% of such pro forma net sales were derived from the Americas segment, 50% from the Europe segment and 5% from the Asia-Pacific segment.

Business and Financial Improvement Plan

Crown has implemented an extensive plan designed to improve operating performance and financial condition, redeploy capital to core product areas and improve its technological leadership and manufacturing efficiencies. Beginning in 1999, Crown experienced declining revenue and EBITDA and increasing debt balances. This deterioration in performance was attributable to a variety of factors, including reduced product prices and currency exchange adjustments. As a consequence of senior management retirements and in response to these developments, Crown has appointed a new chief executive officer, adopted a new business strategy and completed the following actions:

•	Successfully instituted price increases across several product lines worldwide;

•	Successfully implemented a working capital reduction program;

•	Reduced outstanding unsecured notes by $315 million by exchanging such notes for shares of common stock;

•	Divested non-core assets, including 89.5% of the equity interests of Constar, for proceeds of $661 million net of underwriting discounts and other expenses;

•	Increased focus on return on capital employed, reducing capital expenditures and improving operating efficiency;

•	Since 2000, closed 12 plants, downsized three others and reduced headcount; and

•	Suspended payment of dividends on common stock.

As a result of the foregoing activities, Crown has increased pro forma adjusted EBITDA for the fiscal year ended December 31, 2002 by $66 million, or 9.5%, from the fiscal year ended December 31, 2001 and improved pro forma adjusted EBITDA margin to 12.5% from 11.1% in 2001. Also, over the past year, Crown reduced its December 31, 2002 total debt levels by approximately 24%, or $1.3 billion, highlighting the success of its debt reduction efforts.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of beverage, food and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 191 plants located throughout the world. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale. Specifically, Crown believes that:

–	Crown is the largest global supplier of food and aerosol cans and metal vacuum closures and the third largest global supplier of beverage cans, based on the number of units sold.

–	Crown is the largest rigid packaging company in Europe and Asia, excluding Japan.

–	Crown is one of the largest global producers of plastic closures for the beverage, personal care and household markets.

–	Crown is the largest global producer of metal vacuum closures.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Gillette, Mars, Nestlé, Pepsi-Cola, Procter and Gamble, S.C. Johnson, Scottish Courage and Unilever. These consumer products companies represent stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products, which are relatively resistant to cyclicality. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues. The number and type of products that Crown sells continues to increase due to increasing customer specialization and technological advances made by Crown.

•	Improving business and industry fundamentals. Crown’s ability to initiate fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, has improved its business outlook.

–	Crown implemented price increases at the beginning of 2002. Largely as a result of price increases, Crown has increased pro forma adjusted EBITDA for the fiscal year ended December 31, 2002 by $66 million, or 9.5%, from 2001 and improved pro forma adjusted EBITDA margin to 12.5% from 11.1% in 2001.

–	Pricing is expected to continue to have a favorable impact on Crown’s financial results beyond 2002 as customers with long-term contracts enter into new contracts with higher prices.

–	Crown is continually looking for opportunities to contain costs. For example, in the last two years, Crown has closed 12 plants and downsized three others.

–	As a result of the improving business fundamentals, free cash flow generation and asset sales, Crown paid down $1.3 billion of debt during 2002.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials. Recent innovations include:

–	The “SuperEnd™” for beverage cans, which requires less metal than existing ends, without any reduction in strength. The SuperEnd™ also offers improved pourability, drinkability, ease-of-opening and appearance.

–	“Easy-open” low energy (“EOLE”™) full pull-out steel food can lids. This end has a tab which allows the end to be removed by hand with less strength than competing easy open food ends.

–	Patented composite (metal and plastic) closures as part of Crown’s “Combo/Ideal” line. This closure design provides optimal barrier performance and offers improved tamper-resistance while requiring less strength to open than standard closures. Crown supplies “Combo/Ideal” closures to customers including Abbott Laboratories, Treetop and Unilever.

–	High value-added shaped beverage cans, such as Heineken’s keg can.

–	Crown intends to selectively license its proprietary technologies and has recently licensed SuperEnd™ and can shaping technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit, increasing free cash flow, reducing debt levels and enhancing financial flexibility.

–	All levels of Crown’s management participated in the price increase and working capital reduction programs and are committed to maintaining prices at or above current levels and minimizing capital employed in their respective businesses.

–	Crown is prudent about its capital spending, pursuing projects that provide an adequate return. In place of high capital spending, Crown has made it a priority to maximize the usefulness of all assets currently employed.

Business Strategy

Crown’s principal strategic goals are to continue to improve its business operations and reduce debt in order to regain investment grade ratings on its debt securities, increase its financial flexibility and position itself for further growth. To achieve these goals, Crown has several key business strategies:

•	Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions, as well as its important and growing plastic closures businesses, by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated strong growth in the consumption of consumer goods in these regions.

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs and enhance efficiencies through investments in equipment and technology and improvements in productivity and material usage.

–	Crown uses a common, company-wide management and execution system known as the World Class Performance process.

–	The process is designed to establish performance metrics that are consistent throughout the company, providing a common “language” for all Crown managers and employees.

–	Not only are Crown’s management and employees committed to the system, but through steering committees and employee teams, they are also key components of the system.

–	Crown has always focused on being an efficient low cost producer. This focus is system wide. It begins at the procurement process, continues through the manufacturing facilities and then throughout the company.

•	Maximize cash flow generation in order to reduce debt. Crown has implemented changes in its management of working capital, reduced capital expenditures by focusing on projects that provide an adequate return and established performance-based incentives to increase its free cash flow and operating income and reduce debt.

–	Crown has introduced the economic profit concept, which requires each business unit to meet targeted returns on the capital that it employs.

–	2002 bonuses for Crown managers were tied to the generation of free cash flow, particularly from working capital reduction targets and operating income improvement and 2003 bonuses are tied to economic profit.

–	Crown successfully implemented a working capital reduction program. The program continues to focus on collection of overdue accounts, reduction of inventory and renegotiation and shortening of accounts receivable payment terms.

–	Capital expenditures declined by 36% in 2001 compared to 2000. Crown will continue to focus its expenditures on projects that provide an adequate return. In place of high capital spending, Crown has made it a priority to maximize the usefulness of all assets currently employed.

–	In 2002, Crown divested non-core assets, including 89.5% of the equity interests of Constar, for proceeds of $661 million net of underwriting discounts and other expenses.

•	Leverage its technological leadership to serve the changing needs of the world’s leading consumer products companies. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing the improvement of the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

–	Crown recently introduced its “SuperEnd™” beverage can. The SuperEnd™ requires 10% less metal than existing ends without any reduction in strength. The SuperEnd™ is more attractive to consumers than existing ends due to improved pourability, drinkability, ease-of-opening and appearance.

–	Crown will seek to capitalize on its successful introduction of higher value-added shaped beverage cans for beer marketers, such as Heineken’s keg can.

–	Crown will seek to leverage its recently developed “family” of easy opening full pull out steel food can lids. These lids and the technology embodied in them are referred to as the EOLE™ family of lids.

–	Crown also hopes to capitalize on its patented composite (metal and plastic) closures, which are part of the “Combo/Ideal” line. These closures are gaining acceptance by customers for use on both plastic and glass containers. These closures provide optimal barrier performance and an excellent billboard for graphics. These closures feature improved tamper-resistance combined with greater ease of opening.

–	Crown intends to selectively license its proprietary technologies and has recently licensed SuperEnd™ and can shaping technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

Business Segments

Crown’s business is organized on the basis of geographic regions with three reportable segments: Americas, Europe and Asia-Pacific. The Americas includes the United States, Canada and Central and South America. Europe includes Europe, Africa and the Middle East. Asia-Pacific includes China and Southeast Asia. Although the economic environments within each of these reportable segments are diverse, they are similar in the nature of their products, production and distribution processes and types and classes of customers.

Global marketers continue to demand the consolidation of their supplier base under long-term arrangements and to qualify those suppliers on the basis of their ability to provide service globally and to create innovative designs and technologies in a cost-effective manner. Crown believes its is well positioned to provide its global customers with value-added products given its technological leadership position within the packaging industry and its leading market positions within North America, Europe and Asia.

Ongoing productivity improvements and cost reduction efforts in recent years have focused on upgrading and modernizing facilities to reduce costs, improve efficiency and productivity and phase out uncompetitive facilities. These actions reflect Crown’s continued commitment to realign the manufacturing facilities within its operating segments with the intent to maintain its competitive position in its markets. Crown believes that its recent restructuring and capital investment programs have maintained a modern and efficient asset base.

Americas

The Americas segment manufactures beverage, food and aerosol cans, specialty packaging, metal closures and caps, plastic closures and health and beauty care packaging. For the years ended December 31, 2001 and 2002, the Americas segment had pro forma net sales of $3.0 billion (approximately 48% of consolidated pro forma net sales) and $2.7 billion (approximately 45% of consolidated pro forma net sales), respectively, and pro forma operating income of $83 million (approximately 23%* of consolidated pro forma operating income) and $175 million, (approximately 34%* of consolidated pro forma operating income), respectively. Based on sales, Crown believes that it is one of the top four producers of aluminum beverage cans, food cans, and aerosol cans in the Americas.

Europe

The European segment manufactures beverage, food and aerosol cans, specialty packaging, metal closures and caps, HDPE (high density polyethylene) containers, plastic closures, health and beauty care packaging, and canmaking equipment. For the years ended December 31, 2001 and 2002, the European segment had pro forma net sales of $2.9 billion (approximately 47% of consolidated pro forma net sales) and $3.1 billion (approximately 50% of consolidated pro forma net sales), respectively, and pro forma operating income of $250 million (approximately 69%* of consolidated pro forma operating income) and $307 million (approximately 59%* of consolidated pro forma operating income), respectively. Based on sales, Crown believes that it is one of three leading producers of steel and aluminum food cans, beverage cans, and aerosol cans in Europe.

Asia-Pacific

The Asia-Pacific segment manufactures beverage, food and aerosol cans, plastic closures and metal caps. For the years ended December 31, 2001 and 2002, the Asia-Pacific segment had pro forma net sales of $321 million (approximately 5% of consolidated pro forma net sales) and $330 million (approximately 5% of consolidated pro forma net sales), respectively, and pro forma operating income of $27 million (approximately 8%* of consolidated pro forma operating income) and $37 million (approximately 7%* of consolidated pro forma operating income). Based on sales, Crown believes that it is the largest beverage can producer in Southeast Asia.

(*)	Operating income percentages exclude unallocated corporate expenses.

Product Overview

Beverage Cans

Crown believes that it is the third largest producer of beverage cans in the world and manufactures approximately one out of every five beverage cans used in the world, based upon internal estimates and third party research, amounting to more than 36 billion recyclable beverage cans produced annually in 40 plants worldwide.

Crown supplies beverage cans and many other packaging products to a wide variety of beverage and beer companies, including Coca-Cola, Pepsi-Cola, Cadbury Schweppes, Cott Beverages, Heineken, Scottish Courage and Anheuser-Busch.

The beverage market is dynamic and highly competitive, with each packaging manufacturer striving to satisfy consumers’ ever-changing needs. Crown competes by offering its customers broad market knowledge, resources at all levels of its worldwide organization and extensive research and development capabilities that have enabled it to provide its customers with innovative products. Crown meets its customers’ beverage packaging needs with an array of two-piece beverage cans and ends, plastic closures and metal bottle caps. Recent innovations include the “SuperEnd™” beverage can end and shaped beverage cans.

Beverage can manufacturing is capital intensive, requiring significant investment in tools and machinery. Crown seeks to effectively manage its invested capital and in the past has redeployed excess beverage can capacity in North America to emerging markets, and to a lesser extent, retrofitted such excess capacity to produce two-piece steel food cans. Further, Crown continues to reduce can and end diameter, lighten its cans, reduce non-metal costs and restructure production processes.

Crown’s beverage business has been built around local, regional and global markets, which has served to develop its understanding of global consumer expectations. Crown believes that this understanding makes it a leading choice both for the global beverage producer seeking to achieve consistent high standards, and for the local producer seeking to benefit from the resources of a large supplier.

Food Cans

Crown believes that it produces approximately one out of every three food cans manufactured in the combined North American and European markets and that it is the largest manufacturer of metal packaging for food products in the world, based upon internal estimates and third party research. Crown produces over 20 billion metal food containers annually in 70 can plants around the world. Crown manufactures a variety of food cans, including two- and three-piece cans in steel and aluminum in numerous shapes and sizes and sells food cans to food marketers such as Bonduelle, Heinz, Hillsdown, Mars, Menu Foods, and Nestlé. Technologies used to produce these cans include three-piece welded, two-piece drawn and wall-ironed, and two-piece drawn and redrawn. Crown believes its technological leadership within the industry allows it to develop value-added products for its global customers. Crown recently introduced its “easy-open” low energy food end (“EOLE”™) to North America, a technological innovation by Crown in Europe, which it expects to be well-received by its North American customers. Crown’s commitment to innovation has led to major developments in packaging materials, surface finishes, can shaping, lithography, sealing and opening techniques and environmental performance. Crown manufactures conventional and easy-open ends for a variety of heat-processed and dry food products including fruits and vegetables, meat and seafood, soups, ready-made meals, infant formula, coffee and pet food. In addition, Crown supplies a full range of coil shearing, specialty coating, advanced printing and decoration services.

Crown combines food can quality and variety with customer service from a worldwide network of plants and also exports food cans and components to countries lacking manufacturing facilities. Plants are strategically located near markets served, and Crown believes its plants are among the most efficient facilities in the can-making business. Crown believes that its broad geographic presence, state-of-the-art technology and high level of customer service make it a preferred supplier of metal packaging to many global food marketing companies, regional food packers and family-owned businesses.

Aerosol Cans

Crown believes that it is the largest manufacturer of aerosol cans in the world, producing approximately 2.4 billion cans annually from 13 manufacturing sites. Crown believes that it has the leading market share position in Europe and the second largest position in the U.S. Crown serves its multinational and local customer base with operations located in Canada, Mexico, Argentina and Thailand. Customers include manufacturers of personal care, food, household and industrial products, including CCL Industries, Colgate Palmolive, Gillette, S.C. Johnson and Unilever. The aerosol can business, while highly competitive, is marked by its high value-added service to customers. Such value-added services include the ability to manufacture multiple sizes (height and width), the design of customer labels and multiple color schemes, among others.

Plastic Closures

Crown believes that it is a global leader in plastic closure design, production and application, serving customers from manufacturing plants and licensees in 30 countries. It offers a variety of choices in plastic closures for the beverage, food (wet and dry), health and beauty care, household and industrial markets. Crown manufactures plastic closures for many types of beverage containers, offering multiple products for markets including soft drinks, mineral water and wines and spirits. Crown manufactures plastic beverage closures for consumer products marketers such as Coca-Cola, Danone, Diageo UDV, Nestlé and Pepsi-Cola. Crown manufactures plastic closures for non-beverage products for customers including Colgate Palmolive, Henkel, Procter & Gamble and Unilever.

Specialty Packaging

Crown believes that it is one of the world’s leading manufacturers of specialty packaging for consumer and industrial products. Crown’s specialty packaging business is located primarily in Europe and serves many major European and multinational companies. Crown believes that its specialty packaging business has the widest range of products available to the market. Crown produces numerous different specialty containers, from hundreds of footprints, with many lid and closure variations. Crown’s specialty packaging customers include Akzo Nobel, American Home Products, Nestlé, Philip Morris (Kraft), Teisseire and United Biscuits.

Crown believes that it is able to set industry standards due, in part, to its experience in producing packaging that protects, enhances, innovates and promotes customer products. Its specialty packaging business has won numerous design awards, both in national and international forums, recognizing the quality and uniqueness of its products. In the consumer market, Crown manufactures a wide variety of tinplate containers for cookies and cakes, tea and coffee, confectionery, giftware, personal care, tobacco, wines and spirits, as well as non-processed food products. In the industrial market, Crown manufactures tinplate containers for paints and inks, do-it-yourself products, and chemical, automotive and household products. Utilizing a wide product range, well-equipped graphics studios and state-of-the-art manufacturing facilities, Crown develops high-quality, innovative packaging products that it believes meet or exceed customers’ requirements.

Metal Closures

As an early pioneer in the metal closure business, Crown offers a wide variety of closures and sealing equipment solutions. For decades, it has provided innovative products and services to leading food and beverage marketers. Today, customers such as Abbott Laboratories, Heinz, Nestlé, Novartis and Unilever are served from a network of state-of-the-art metal closure plants around the world. Crown supplies total packaging solutions, including closures, capping systems and services while working closely with customers, retailers and glass manufacturers to develop innovative closure solutions and meet customer requirements. Its metal closure plants benefit from extensive technical expertise, state-of-the-art research and development capabilities and world-class manufacturing processes.

Crown strives to continuously improve its metal closure design and printing technology to better support customers’ marketing programs and promotional activities. Crown offers expertise in closure design and decoration, ranging from high quality printing of the closure, in up to nine colors, to inside-the-cap printing, which opens up new promotional possibilities.

Health and Beauty Care

Crown believes that it is a leading producer of packaging for lipsticks, eye care products and fragrance closures. It services the world’s leading cosmetics and beauty care companies. Crown offers the advantages of a global, single-source packaging partner. Its innovative design and engineering coupled with advanced manufacturing and decorating capabilities allow it to meet the high quality standards and the demanding deadlines of its customers globally. Crown’s health and beauty customers include Avon, Elizabeth Arden, Estée Lauder, L’Oreal and Procter & Gamble.

Crown works with clients as a global partner through its advanced engineering capability. It has developed new packaging technology for the cosmetic and beauty care product industry, including:

•	ColorTouch® lipstick mechanism and full-size airtight lipstick containers;

•	custom-profile brushes;

•	custom finishes including metallic and hot stampable lacquers; and

•	crystal clear thick-walled parts using resin or Surlyn®.

Customers

Crown’s customers include many of the leading manufacturers and marketers of packaged products in the world. Consolidation trends among beverage and food marketers has led to a highly concentrated customer base. Crown’s top ten global customers represented less than 30% of its 2001 net sales. However, in each of the years from 1999 through 2001 and for the nine months ended September 30, 2002, no one customer of Crown’s business accounted for more than ten percent of its net sales. Each of its operating segments has major customers and the loss of one or more of these major customers could have a material adverse effect on an individual segment. Major customers include such companies as Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Gillette, Mars, Nestle, Pepsi-Cola, Procter and Gamble, S.C. Johnson, Scottish Courage and Unilever, along with other leading companies that manufacture and market a variety of consumer products. In addition to sales to Coca-Cola and Pepsi-Cola, Crown also supplies their respective independent licensees.

Competition

Most of Crown’s products are sold in highly competitive markets, primarily based on price, service, quality and performance. Crown competes with other packaging manufacturers as well as with fillers, food processors and packers who manufacture containers for their own use and for sale to others. Generally, its multinational competitors include, but are not limited to, Alcoa, Inc., Amcor, Limited, AptarGroup, Inc., Ball Corporation, Impress Holdings B.V., Metal Container Corporation, Owens-Illinois, Inc., Rexam plc, Silgan Holdings Inc. and U.S. Can Corporation.

Sales and Distribution

Crown’s products are manufactured in 44 plants within the United States and 147 plants outside the U.S. Crown markets and sells products to customers through its own sales and marketing staff located centrally within each operating segment. Regional sales personnel support the segment sales staffs. The majority of Crown’s sales are to companies that have leading market positions in the packaged food, beverage, aerosol, health and beauty and specialty packaging businesses. Its contracts with global suppliers are centrally negotiated, although products are ordered through and distributed directly by each plant. Facilities are generally located in proximity to major customers. Crown maintains continuous contact with customers in order to develop new business and to extend the terms of its existing contracts. Crown strives to be responsive to its customers’ quality, innovation and promotional requirements.

As is the practice in the packaging industry, most customers provide Crown with quarterly or annual estimates of product requirements along with related quantities pursuant to which periodic commitments are given. Such estimates assist Crown in managing production and controlling working capital requirements. Crown schedules its production to meet customer requirements. Because the production time for its products is short, any backlog of customer orders in relation to overall sales is immaterial.

Research and Development

Crown’s principal research, development and engineering (“RD&E”) centers are located in Alsip, Illinois and Wantage, England. Crown uses its RD&E capabilities to:

•	promote development of value-added packaging systems;

•	design cost-efficient manufacturing systems and materials that also provide continuous quality improvement;

•	support technical needs in customer and vendor relationships; and

•	provide engineering services for its worldwide packaging activities. These capabilities allow it to identify market opportunities by working directly with customers to develop new products, as well as the creation of new packaging shapes.

Crown expended $52 million in 1999, $41 million in 2000, $40 million in 2001 and $31 million during the first nine months of 2002 on RD&E activities. These activities are expected to improve and expand its product lines in the future. Expenditures were also made to improve manufacturing efficiencies and reduce unit costs, principally raw material costs, by reducing the material content of containers while improving or maintaining other physical properties, such as material strength. The costs incurred were associated with a number of products in varying stages of development. The reduction in RD&E expenditures in 2000 and 2001 was primarily the result of a 15% decline in headcount from 1999, due primarily to the reorganization of worldwide research and development functions.

Materials and Suppliers

Crown uses various raw materials, such as aluminum and tinplate for metals packaging, and various types of resins, which are petrochemical derivatives, for plastics packaging in its manufacturing operations. The prices of certain of these raw materials, such as aluminum and resin, have historically been subject to volatility. Each of these materials, as well as the other raw materials Crown uses to manufacture its products, have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays.

Generally, Crown’s principal raw materials are obtained from the major suppliers in the countries within which it operates plants. Some plants in developing countries, which do not have local mills, obtain their raw materials from nearby, more-developed countries. In 2001, consumption of tinplate, aluminum and resin represented 23.1%, 22.6%, and 5.9%, respectively, of consolidated cost of products sold. Crown has secured what it considers adequate supplies of raw materials. For instance, in North America, Crown has entered into contracts with its suppliers of aluminum can and end sheet that, by formula, guarantee prices for a period of six months. This pricing structure is directly tied to a rolling average of the prior six months market price of aluminum ingot on the London Metal Exchange. Further, ceiling prices have been established under these contracts that set maximum prices that Crown would pay for aluminum. However, there can be no assurance that sufficient quantities will be available in the future. In addition, Crown may be subject to adverse price fluctuations when purchasing its raw materials. There can be no assurance that it will be able to recover fully any increases in raw material costs from its customers. The price of steel has been historically more stable and has not been subject to the same volatility as aluminum and resin. In response to the variability of aluminum and resin prices, ongoing productivity and cost reduction efforts in recent years have focused on improving raw material cost management as a key component.

Crown’s manufacturing facilities are dependent, in varying degrees, upon the availability of processed energy, such as natural gas and electricity. Certain of these energy sources may become difficult or impossible to obtain on acceptable terms due to external factors, and Crown cannot predict the effects, if any, of such occurrences on its future operations.

Seasonality

The food can business is somewhat seasonal with the first quarter tending to be the slowest period as the autumn packing period ends and new crops are not yet planted. The industry enters its busiest period in the third quarter when the majority of fruits and vegetables are harvested. Weather represents a substantial uncertainty in the food can industry and is a major factor in determining the outcome of food can demand in any given year.

Crown’s beverage metal container businesses are predominantly located in the Northern Hemisphere. Generally, beverage products are consumed in greater amounts during warmer months of the year. Consequently, sales and earnings have generally been higher during the second and third quarters of the calendar year.

Crown’s other businesses include aerosol, specialty and health and beauty care packaging, canmaking equipment and various other products which tend not to be significantly affected by seasonal variations.

Employees

Crown employs over 28,000 people. Collective bargaining agreements with varying terms and expiration dates cover a significant number of its employees.

Properties

Crown operates 191 manufacturing facilities. Within the United States there are 44 manufacturing facilities. Crown has three operating segments, defined geographically, within which it manufactures and markets its products.

The geographic breakdown of Crown’s manufacturing facilities is as follows:

Geographic Area*	Americas	Europe	Asia-Pacific	No. of Plants	No. Leased
United States	44			44	12
Canada	11			11
Central America	8			8	3
South America	8			8	1
United Kingdom		19		19	2
France		20		20	9
Other Europe		54		54	12
Africa		6		6	1
Middle East		3		3	1
Asia-Pacific			18	18	12

Total	71	102	18	191	53

*	Excluded are production facilities in unconsolidated joint ventures as well as service or support facilities.

Crown’s manufacturing and support facilities are designed according to the requirements of the products to be manufactured. Therefore, the type of construction varies from plant to plant. Warehouse and delivery facilities are generally provided at each of the manufacturing locations, although Crown does lease outside warehouses.

Utilization of any particular facility varies based upon demand for the product. While it is not possible to measure with any degree of certainty or uniformity the productive capacity of these facilities, Crown believes that, if necessary, production can be increased at existing facilities through the addition of personnel, capital equipment and, in some facilities, square footage available for production. In addition, it may from time to time acquire additional facilities and/or dispose of existing facilities.

In the design of each new facility, Crown’s engineers are instructed to pay particular attention to the safety of operations, abatement of pollution, incorporation of its research activities and the quality of the product to be manufactured at such facility.

In addition to the manufacturing facilities in the operating segments, Crown has various support facilities. Such facilities include machine shop operations, plant operations dedicated to printing for cans and crowns, coil shearing, and coil coating and RD&E operations.

Crown maintains research facilities in Alsip, Illinois and Wantage, England. Corporate headquarters are located in Philadelphia, Pennsylvania. These three facilities are owned by Crown.

Crown is involved in plastic container recycling in the United States.

Legal Proceedings

Crown is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fiscal Year Ended December 31, 2001 Compared to Fiscal Year Ended December 31, 2000 and Fiscal Year Ended December 31, 2000 Compared to Fiscal Year Ended December 31, 1999—Provision for Asbestos” and “Management’s Discussion and Analysis of Financial Condition and Result of Operations—Recent Developments.”

Crown has been identified by the EPA as a potentially responsible party (along with others, in most cases) at a number of sites. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Environmental Matters.”

Crown is also subject to various other lawsuits and claims based on governmental and other actions arising out of the normal course of business. While the impact on future financial results is not subject to reasonable estimation because considerable uncertainty exists, Crown’s management believes, after consulting with counsel, that the ultimate liabilities resulting from such lawsuits and claims will not materially affect the consolidated results, liquidity or financial position of Crown.

Relationship With Constar

In the fourth quarter of 2002, Crown completed the sale of an aggregate of 10,745,000 shares of common stock of Constar in an underwritten initial public offering. Crown sold 10,500,000 shares of Constar in the initial closing on November 20, 2002 and sold an additional 245,000 shares pursuant to the exercise of the underwriters’ over-allotment option on December 11, 2002. Following completion of the offering, Crown owned 1,255,000 shares of Constar common stock, representing approximately 10.5% of the outstanding shares. Total proceeds net of underwriting discounts from Crown’s sale of Constar shares were approximately $120 million. Constar used the proceeds of its concurrent senior subordinated notes offering and initial borrowings under its senior secured credit facility to repay its $350 million note to Crown. Crown applied the proceeds from these transactions, net of expenses, to reduce its outstanding indebtedness by approximately $460 million. Set forth below are descriptions of certain agreements and relationships that Crown entered into with Constar in connection with the Constar initial public offering. These descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of these agreements.

Non-Competition Agreement

Crown and Constar entered into a non-competition agreement pursuant to which the parties will agree to matters relating to certain similar business activities that are carried on by both Crown and Constar. Under this agreement, Crown agreed that, during the five-year period following the date of the completion of the Constar initial public offering, so long as Constar or any of its affiliates continues to operate in the PET bottle and preform business, it will not, subject to certain exceptions, engage in, or acquire any ownership interest in any entity that engages in, the PET bottle and preform business in certain countries, including the United States and many European Union countries. In addition, Crown agreed that, during the five-year period following the date of the completion of the Constar initial public offering, so long as Constar or any of its affiliates continues to produce and distribute extrusion blow molded bottles, it will not, subject to certain exceptions, engage in, or acquire any ownership interest in any entity that engages in, the production and sale of any extrusion blow molded bottles, except cosmetics and fragrances, in the United States. In turn, Constar agreed that, during the five-year period following the date of the completion of the Constar initial public offering, so long as Crown continues to operate in the plastic closures business, neither Constar nor any of its affiliates will, subject to certain limited exceptions, engage in, or acquire any ownership interest in any entity that engages in, the plastic closures business.

Pension Plan

In connection with the Constar initial public offering, Constar assumed sponsorship of and liability for the Crown pension plan which covered all active and former hourly employees and certain former salaried employees of Constar. Under certain circumstances, Crown may be liable to the PBGC for any underfunding of the Constar pension plan if the plan were to terminate within five years of the Constar initial public offering. See “Risk Factors—Risks Related to Crown’s Business—Crown Could Be Liable For Constar’s Pension Obligations.”

Other Agreements

Crown and Constar entered into a number of other agreements providing for, among other things, allocation of benefits obligations, transition services, supply arrangements, research and development services, certain licensing arrangements, technical services and tax sharing and indemnification.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facilities

In connection with its refinancing plan, Crown expects that it will enter into new senior secured credit facilities with Deutsche Bank Trust Company Americas, Citicorp North America, Inc., Citibank International PLC, ABN AMRO and other lenders from time to time party thereto. Set forth below is a summary of the anticipated terms of the new credit facilities. You should refer to the new credit facilities for all of the terms thereof, which is available upon request to Crown.

Borrowers.    The borrowers under the new credit facilities will be Crown Cork & Seal Americas, Inc. (“Crown Americas”), a wholly-owned indirect subsidiary of Crown, Crown European Holdings and certain subsidiaries of Crown European Holdings organized in the United Kingdom, Germany and subsidiaries in other jurisdictions approved by the administrative agent.

The Facilities.    The new credit facilities are expected to consist of (a) a senior secured term loan B facility that will mature on September 15, 2008, in an aggregate principal amount of $504 million (the “Term B Facilities”), of which $450 million will be borrowed by Crown Americas in U.S. dollars (the “Term B Dollar Facility”) and €50 million ($54 million U.S. dollar equivalent) will be borrowed by Crown European Holdings in euros (such facility, the “Term B Euro Facility”) and (b) a senior secured revolving facility that will mature on September 15, 2006 in an aggregate principal amount of $550 million (the “Revolving Facilities”), of which up to $275 million will be available to Crown Americas in U.S. dollars (the “Revolving Dollar Facility”), and up to $275 million will be available to Crown European Holdings and the subsidiary borrowers described above in euros, pounds sterling and dollars (the “Revolving Euro Facility”). The proceeds of the Term B Facilities, along with the proceeds of the notes offered hereby, will be used to repay certain of Crown’s existing indebtedness in connection with the refinancing plan. The maturity of the Term B Facilities will be shortened to September 15, 2006 in the event that Crown’s unsecured public debt that matures in 2006 is not repaid or funds are not set aside in a designated account to repay at maturity such debt, by September 15, 2006.

The Term B Facilities will bear interest at (i) LIBOR plus 4.25% or (ii) in the United States the alternate base rate plus 3.25% and the Revolving Facilities will bear interest at (i) LIBOR rate plus 4.00% or (ii) in the United States the alternate base rate plus 3.00%. The Revolving Facilities will also be subject to a commitment fee of 1.00% per annum on the undrawn portion thereof, subject to reduction to (x) 0.50% per annum for as long as  2/3 or more of the Revolving Facilities are utilized and (y) 0.75% per annum for as long as more than  1/3 and less than  2/3 of the Revolving Facilities are utilized.

The Term B Facilities will amortize on an annual basis in the amount of 5% of the principal amount of the Term B Facilities per annum with the remainder being paid on the final maturity date of the Term B Facilities.

Guarantees.    The Term B Dollar Facility and the Revolving Dollar Facility are expected to be guaranteed by Crown, Crown Cork and, with certain limited exceptions, each of the direct and indirect U.S. subsidiaries of Crown (existing or thereafter acquired or created) (collectively, the “U.S. Credit Group”).

It is currently expected that the U.S. Credit Group and, with certain limited exceptions, each of Crown European Holdings’ subsidiaries organized in Belgium, Canada, France, Germany, Mexico, Switzerland and the United Kingdom (the “European Credit Group”) will guarantee obligations under the Term B Euro Facility and the Revolving Euro Facility. Because of limitations and restrictions under local law, none of Crown European Holdings’ subsidiaries in Greece, The Netherlands, Italy, Spain, or Portugal are expected to guarantee the obligations of Crown European Holdings under the Term B Euro Facility and the Revolving Euro Facility. Additionally, the obligations under the new credit facilities are not expected to be guaranteed by any direct or indirect non-U.S. subsidiary of Crown in any jurisdiction other than as set forth above, thereby excluding subsidiaries in African, Asian or Caribbean nations, Denmark, Finland, Hungary, Ireland and Luxembourg, Central and South America and the Middle East.

Security.    Crown expects that at the closing of the new credit facilities, or shortly thereafter, the Term B Dollar Facility and the Revolving Dollar Facility and certain hedging and cash management obligations will be secured by substantially all of the assets of the U.S. Credit Group (the “U.S. Collateral”); provided that the pledge of capital stock of first-tier non-U.S. subsidiaries of the U.S. Credit Group will be limited to 65% of such capital stock.

Crown also expects that at the closing of the new credit facilities, or shortly thereafter, the Term B Euro Facility and the Revolving Euro Facility and certain hedging and cash management obligations will be secured by the U.S. Collateral and certain of the direct assets of the European Credit Group (collectively, the “European Collateral”). It is expected that the European Collateral will generally include (i) all stock in subsidiaries, and intercompany notes, owed to the European Credit Group and (ii) a floating charge on all assets in the United Kingdom, (iii)(a) real property in Belgium, Canada, Germany, Mexico and Switzerland, (b) certain receivables in Belgium, Canada, Germany, Mexico and Switzerland, (c) equipment in Canada and Germany and (d) inventory in Canada and Germany. Any liens or security interests on assets that constitute “Principal Property” under the indentures governing Crown’s outstanding unsecured notes will be limited to the maximum amount that would not trigger the obligation to equally and ratably secure such outstanding unsecured notes. See “—Outstanding Unsecured Notes—Limitations on Liens.” In addition, exceptions will be provided for receivables that support receivables financings permitted by the new credit facilities. Certain of the U.S. Collateral and the European Collateral will also secure the notes on a subordinated basis subject to the terms and conditions of the applicable intercreditor agreement. The bank agent on behalf of the lenders under the new credit facilities will also be party to the proceeds sharing agreement.

All of the Term B Euro Facility and a portion of the net proceeds of the notes will be on-lent by Crown European Holdings to certain of its operating subsidiaries in France and Holland. These intercompany loans will be represented by intercompany loans made available by Crown European Holdings and will be secured by certain of the assets of these operating subsidiaries. The Term B Euro Facility will be secured by these intercompany loans. In addition, Crown European Holdings may in the future on-lend a portion of the Revolving Euro Facility to an operating subsidiary in France and, in such case, the new credit facilities will require such loans to be represented by secured intercompany loans made available by Crown European Holdings to such subsidiary that will secure the Term B Euro Facility and the Revolving Euro Facility. These intercompany loans will also secure the notes on a subordinated basis subject to the terms and conditions of the applicable intercreditor agreement.

Prepayments; Covenants; Events of Default.    The new credit facilities are expected to be mandatorily prepayable with the proceeds of non-ordinary course asset sales and events of loss of Crown and its subsidiaries and debt issuances by Crown and its subsidiaries, and, except under certain circumstances, net proceeds of equity issuances by and excess cash flow of Crown. The new credit facilities are also expected to contain affirmative and negative covenants, financial covenants (including, without limitation, a maximum leverage ratio, a maximum first lien leverage ratio, a minimum interest coverage ratio, a minimum fixed charge coverage ratio, and a minimum ratio of cash-inflows to cash-outflows of each of Crown Americas and Crown European Holdings), representations and warranties and events of default (including, without limitation, upon the occurrence of a triggering event under the proceeds sharing agreement) customary for facilities of this type.

Existing Credit Facility

Crown’s existing credit facility consists of a $2.3 billion multicurrency revolving credit facility. As of December 31, 2002, Crown’s outstanding indebtedness under the revolving credit facility was $1.7 billion. The revolving credit facility bears interest at LIBOR plus 2.5% and matures on December 8, 2003. In connection with the existing credit facility, Crown pledged as collateral (i) 100% of the capital stock of substantially all of its U.S. first tier subsidiaries, (ii) 65% of the capital stock of certain of its non-U.S. first tier subsidiaries, and (iii) substantially all of its other assets. Substantially all of its U.S. subsidiaries and certain of its significant non-U.S. subsidiaries have guaranteed or are borrowers under its existing credit facility. The obligations of these guarantor or borrower subsidiaries are secured by a first priority lien on (i) 100% of the capital stock of its U.S. subsidiaries owned directly by U.S. guarantors and borrowers (except the special purpose entity formed in connection with its accounts receivable securitization facility and a special purpose insurance subsidiary), (ii) 65% of the capital stock of certain of its non-U.S. subsidiaries owned directly by U.S. or non-U.S. guarantors and borrowers, (iii) substantially all of the other assets of its U.S. guarantors and borrowers (other than receivables sold under certain permitted receivables financings not to exceed $600 million in the aggregate principal amount (or the U.S. dollar equivalent thereof)), and (iv) certain other assets of its non-U.S. guarantors and borrowers. Crown expects to repay the existing credit facility in full upon consummation of the refinancing plan.

Outstanding Unsecured Notes

Crown currently has ten series of unsecured notes outstanding. Its outstanding unsecured notes were issued under a total of five existing indentures or other similar instruments, which are listed below:

•	indenture between Crown Cork and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee, dated as of April 1, 1993;

•	indenture between Crown Cork and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee, dated as of January 15, 1995;

•	indenture among Crown Cork, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee, dated as of December 17, 1996;

•	note purchase agreement among CarnaudMetalbox Investments (USA), Inc., CarnaudMetalbox and certain noteholders dated as of May 4, 1993, as amended by the supplemental agreement among Crown Cork, CarnaudMetalbox Investments (USA), Inc. and certain noteholders, dated as of February 25, 1997; and

•	fiscal and paying agency agreement among Crown Cork, Crown Cork & Seal Finance S.A. and Citibank, N.A., as fiscal agent, dated as of December 6, 1999.

The obligations under each of the outstanding unsecured notes that have been issued by one of Crown’s subsidiaries have been guaranteed by Crown. Crown has provided in the table below a summary of the ten series of unsecured notes outstanding as of the date hereof.

Issuer	Outstanding Principal Amount (in millions)	Interest Rate	Maturity	Redemption by Issuer
Crown Cork & Seal Company, Inc.	$195	6.75%	April 2003	Not redeemable

Crown Cork & Seal Finance PLC	$194	6.75%	December 2003	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Finance S.A.	$184	6.75%	December 2003	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Finance S.A.	€300	6.00%	December 2004	Redeemable for tax reasons at a price equal to 100% of the principal amount plus accrued interest, interest in arrears and any additional amounts payable on the notes

Crown Cork & Seal Company, Inc.	$192	8.375%	January 2005	Not redeemable

CarnaudMetalbox Investments (USA), Inc.	$70	7.54%	May 2005	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Finance PLC	$294	7.00%	December 2006	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Company, Inc.	$200	8.00%	April 2023	Redeemable after April 15, 2003 at specified percentages of the principal amount plus accrued interest

Crown Cork & Seal Company, Inc.	$350	7.375%	December 2026	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Company, Inc.	$150	7.50%	December 2096	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

The indentures and agreements under which the outstanding unsecured notes were issued provide certain protections for the holders of such outstanding unsecured notes. These protections restrict the ability of Crown to enter into certain transactions, such as mergers, consolidations, asset sales, sale and leaseback transactions and pledging of assets.

Consolidation, Merger, Conveyance, Transfer or Lease

Subject to certain exceptions, each of the indentures and agreements contains a restriction on the ability of Crown to undergo a consolidation or merger, or to transfer or lease substantially all of its properties and assets.

Limitation on Sale and Leaseback

Subject to certain exceptions, each of the indentures and agreements contains a covenant prohibiting Crown and certain “restricted subsidiaries” from selling any “principal property” to a person or entity and then subsequently entering into an arrangement with such person or entity that provides for the leasing by Crown or any of its restricted subsidiaries, as lessee, of such principal property. “Principal property” is defined in the indentures and agreements as any single manufacturing or processing plant or warehouse (excluding any equipment or personalty located therein) located in the United States, other than any such plant or warehouse or portion thereof that Crown’s board of directors reasonably determines is not of material importance to the business conducted by Crown and its subsidiaries as an entirety. In the indentures and agreements governing the outstanding unsecured notes issued by its non-U.S. subsidiaries, the definition of “principal property” includes property located outside the United States. The indentures and agreements define “restricted subsidiary” to mean any subsidiary that owns, operates or leases one or more principal properties.

Limitations on Liens

Subject to certain exceptions, each of the indentures and agreements contains a covenant restricting Crown and its restricted subsidiaries under such indentures or agreements from creating or assuming any mortgage, security interest, pledge or lien upon any principal property (as defined above) or any shares of capital stock or evidences of indebtedness for borrowed money issued by any such restricted subsidiary and owned by Crown or any such restricted subsidiary without concurrently providing that the outstanding unsecured notes issued under such indenture shall be secured equally and ratably. The foregoing covenant shall not apply to the extent that the amount of indebtedness secured by liens on Crown’s principal properties and Crown’s restricted subsidiaries under such indentures does not exceed 10% of its consolidated net tangible assets.

Corporate Restructuring

Immediately prior to the completion of the refinancing plan, Crown will effect a corporate restructuring in which, among other things, Crown Holdings, Inc. will be created as a new public holding company of Crown. Crown Holdings will guarantee the obligations of Crown under Crown’s outstanding unsecured notes.